As filed with the Securities and Exchange Commission on July 12, 2010
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

6022
(Primary Standard Industrial Classification Code Number)

37-1149138
(I.R.S. Employer Identification Number)

200 N. 33rd Street
Quincy, Illinois 62301
(217) 223-7300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ted T. Awerkamp
President and Chief Executive Officer
Mercantile Bancorp, Inc.
200 N. 33rd Street, Quincy, Illinois 62301
(217) 223-7300
(Name, address, including zip code, and telephone number, Including area code, of agent for service)

Copies to:

Michael P. Reed, Esq.
Yvan-Claude Pierre, Esq.
DLA Piper LLP (US)
500 Eighth Street, NW
Washington, DC 20004
(202) 799-4000

As soon as practicable after the effective date of this Registration Statement  (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	per Unit(2)(3)(4)	Price(2)(3)(4)	Registration Fee(2)(3)(4)
Subscription Rights to Units		N/A	N/A	$0.00
Common Stock issued as part of the Units	8,703,330 shares	$2.775	$24,151,740.75	$1,723
Warrants issued as part of the Units	8,703,330	N/A	N/A	$0.00
Common Stock issuable upon exercise of Warrants	8,703,330 shares	$2.775	$24,151,740.75	$1,723
TOTAL(5)	17,406,660	$2.775	$48,303,482	$3,446

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover or to proportionally reduce, as applicable, an indeterminate number of shares of common stock of the Registrant issuable in the event the number of shares of the Registrant is increased, or reduced, as applicable, by reason of any stock split, reverse stock split, stock dividend or other similar transaction.

(2)	The non-transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby because the rights are being registered on the same registration statement as the securities offered pursuant to such rights.

(3)	Pursuant to Rule 457(g), no separate registration fee is payable with respect to the warrants being offered hereby because the warrants are being registered on the same registration statement as the securities offered upon exercise of such warrants.

(4)	Pursuant to Rule 457(c), calculated based on the average of the high and low prices of the common stock, $2.80 and $2.75, respectively, as reported by the NYSE Amex on July 9, 2010.

(5)	Pursuant to Rule 457(o), calculated with respect to the maximum aggregate offering price for all of the securities offered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the Registration Statement shall become effective on such date as the securities and exchange commission, acting pursuant to section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED          , 2010

PRELIMINARY PROSPECTUS

Mercantile Bancorp, Inc.
8,703,330 Subscription Rights
Up to 8,703,330 shares of Common Stock issuable as part of the Units issuable upon exercise of the Subscription Rights

Up to 8,703,330 Warrants to purchase Common Stock issuable as part of the Units issuable upon exercise of the Subscription Rights

Up to 8,703,330 shares of Common Stock issuable upon exercise of the Warrants

We are distributing at no charge to the holders of our common stock, $0.4167 par value per share, on [ • ], 2010, which we refer to as the record date, subscription rights to purchase up to 8,703,330 Units. One Unit consists of one share of our common stock and one warrant to purchase one share of our common stock.

You will receive one subscription right for each share of our common stock that you owned as of 5:00 p.m., New York City time, [ • ], 2010. You will not receive any fractional rights, as the aggregate number of subscription rights you receive will be rounded up to the next largest whole number. Subscribers who exercise their rights in full may over-subscribe for additional Units, subject to certain limitations, to the extent Units are available. Each subscription right entitles you to purchase one Unit at a subscription price equal to [ • ] per whole Unit. As of July [ • ], 2010, the last reported sale price of a share of our common stock is [ • ].

The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., New York City time, on [ • ], 2010. We may extend the period for exercising subscription rights in our sole discretion. If you want to participate in this rights offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the subscription agent, Illinois Stock Transfer Co., before that deadline. If you want to participate in this rights offering and you hold shares through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. Please see page 27 for further instructions on submitting subscriptions. Subscriptions will, in our discretion, be accepted when received, and if so accepted will not be held in escrow by the subscription agent through the expiration of this rights offering. We reserve the right to cancel this rights offering at any time prior to the acceptance of any subscriptions.

Stockholders who do not participate in this rights offering will continue to own the same number of shares of our common stock, but will own a smaller percentage of the total shares of our common stock issued and outstanding after this rights offering to the extent that other stockholders participate in this rights offering. Subscription rights that are not exercised prior to the expiration of this rights offering will expire and have no value. There is no minimum number of Units that we must sell in order to complete this rights offering.

As of July [ • ], 2010, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $[ • ], based on approximately [ • ] shares held by non-affiliates, and a per share price of $[ • ] based on the last reported sale price of our common stock on July [ • ], 2010.

You should carefully consider whether to exercise your subscription rights before the expiration date. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Investing in our securities involves a high degree of risk. In addition, your holdings in our company will be diluted if you do not exercise the full amount of your basic subscription rights. See “Risk Factors” beginning on page 7 of this prospectus.

Our common stock is quoted on the NYSE Amex under the symbol “MBR.” The last reported sale price of our common stock on July [ • ], 2010 was $[ • ] per share.

		Dealer Manager	Proceeds, Before
	Subscription Price	Fee(1)	Expenses, to Us

Per Unit
Total(2)

(1)	We have agreed to pay to McClendon, Morrison & Partners, Inc. as compensation an advisory fee equal to 2% of the gross proceeds from the exercise of rights in this rights offering, subject to certain exceptions (including with respect to any proceeds from rights exercised by R. Dean Phillips or his related entities or affiliates), upon completion of this rights offering, and up to $75,000 in expenses. We are also obligated to pay any broker-dealer where the holder exercising such rights indicates in writing that such broker-dealer has solicited such exercise, a cash commission of up to 3% of the gross proceeds from the exercise of such right by the rights holder.

(2)	Assumes that this offering is fully subscribed and that the maximum offering amount in the aggregate of $[ • ] is subscribed.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. None of the subscription rights, units, common stock, warrants or common stock underlying the warrants are deposits, savings accounts, or other obligations of a bank or savings association and none of them is insured by the FDIC or any other governmental agency. The securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Dealer-Manager
McClendon, Morrison & Partners, Inc.

The date of this prospectus is [ • ], 2010.

You may rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus. When you make a decision about whether to invest in the Units, you should not rely upon any information other than the information contained or incorporated by reference in this prospectus. Neither the delivery of this prospectus nor the sale of Units pursuant to exercise of the subscription rights means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these Units in any circumstances under which the offer or solicitation is unlawful.

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ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references to “Mercantile” “we,” “us,” “our,” “the company,” or similar language in this prospectus refer to Mercantile Bancorp, Inc., an Illinois banking corporation, and its consolidated subsidiaries.

You should rely only on the information contained in this document or in a document to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information appearing in this prospectus is accurate as of any date other than the dates on the front cover of this prospectus, regardless of the time of delivery of this prospectus, the time of any exercise of the subscription rights or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus and the documents incorporated herein by reference from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not generally sought the consent of the sources to refer to their reports appearing in this prospectus or the documents incorporated herein by reference.

This prospectus and the documents incorporated herein by reference contain trademarks, tradenames, service marks and service names of Mercantile Bancorp, Inc.

OTHER INFORMATION

Our principal executive office is located at 200 North 33rd Street, Quincy, Illinois 62301. Our telephone number is 217-223-7300. Our website address is www.mercbanx.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other document we file or furnish to the Securities and Exchange Commission, or the SEC. If you have any questions or need further information about this offering, please contact Morrow & Company, LLC, our information agent for this offering, at (203) 658-9400 (for brokerage firms and banks) or toll-free at (800) 607-0088 (for stockholders).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated by reference, contains “forward-looking statements” (as that term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements may be identified by the use of such words as: “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Examples of forward-looking statements include, but are not limited to, estimates or projections with respect to our future financial condition, results of operations or business, such as:

•	projections of revenues, income, earnings per share, capital expenditures, assets, liabilities, dividends, capital structure, or other financial items;

•	descriptions of plans or objectives of management for future operations, products, or services, including pending acquisition transactions;

•	forecasts of future economic performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

Many possible factors or events could affect our future financial results and performance and could cause those financial results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, without limitation:

•	general business and economic conditions in the markets we serve change or are less favorable than we expected which could adversely affect, among other things, real estate prices, the job market and consumer and business confidence, which could lead to decreases in the demand for loans, deposits and other financial services that we provide and increases in loan delinquencies and defaults;

•	deposit attrition, operating costs, customer loss and business disruption are greater than we expected;

•	competitive factors between financial services organizations, including product and pricing pressures may increase and could also adversely affect our ability to attract, develop and retain qualified banking professionals;

•	changes in the interest rate environment which could reduce our interest margins;

•	changes or volatility in market rates and prices may adversely impact our securities, loans, deposits, mortgage servicing rights, and other financial instruments as well as our liquidity;

•	legislative or regulatory developments including changes in laws and regulations concerning taxes, banking, securities, insurance and other aspects of the financial securities industry may adversely affect our business, financial condition and results of operations;

•	personal or commercial bankruptcies increase which could lead to higher levels of loan delinquencies or defaults;

•	our ability to expand and grow our business and operations, including the establishment of additional branches and acquisition of additional banks or branches of banks may be more difficult or costly than we expected;

•	any future acquisitions may be more difficult to integrate than expected and we may be unable to realize any cost savings and revenue enhancements we may have projected in connection with such acquisitions;

•	changes in accounting principles, policies or guidelines;

•	construction and development loans are based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate, and cause us to be exposed to more losses on these projects than on other loans;

•	changes that occur in the securities markets;

•	technology-related changes may be harder to make or more expensive than we anticipated;

•	worldwide political and social unrest, including acts of war and terrorism; and

•	changes in monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board.

Any forward-looking statements made in this prospectus or incorporated by reference herein are made as of the date of this prospectus and we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements. You should understand that it is not possible to predict or identify all such risks and uncertainties. Consequently, you should not consider these risks and uncertainties, or the risks described in “Risk Factors” in this prospectus, to be a complete discussion of all potential risks and uncertainties associated with an investment in us or our securities.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are questions that we anticipate you may have about this rights offering. The answers are based on selected information from this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about whether to exercise your subscription rights. We urge you to read the entire prospectus.

Exercising the rights and investing in our securities involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 7 of this prospectus, as well as the documents listed under the section “Incorporation of Certain Information by Reference” in their entirety before you decide whether to exercise your rights.

What is this rights offering?

We are distributing, at no cost or charge to our stockholders, subscription rights, which we also refer to as rights, consisting of a basic subscription right to purchase Units consisting of one share of our common stock and one warrant to acquire one share of our common stock, and an over-subscription right to purchase additional Units. These rights may be exercised only by the stockholders to whom they are distributed, and may not be sold, transferred or assigned to anyone else, other than by operation of law. Holders of our common stock will receive one basic subscription right for each share of common stock held of record as of 5:00 p.m., New York City time, on [ • ], 2010, the record date of this rights offering. The subscription rights will be evidenced by subscription rights certificates. Each basic subscription right will entitle you to purchase one Unit at a subscription price equal to $[ • ] per Unit. You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription rights. We will not distribute fractional subscription rights, but instead we will round up the aggregate number of subscription rights you receive to the next whole number.

This rights offering is an opportunity for you to purchase Units at a fixed price and in an amount proportional to your existing interest in our common stock. If you exercise your basic subscription right in full, you will then be entitled to exercise your over-subscription right. This enables you to maintain, or if other stockholders of our common stock do not exercise their subscription rights, to increase your current percentage ownership interest in us.

What is a Unit?

Each Unit is comprised of one share of our common stock and a warrant to acquire one share of our common stock at an exercise price of $[ • ] per share.

What are the material terms of the warrants being offered in this rights offering?

The warrants that we are offering in this rights offering will be a five-year warrant to purchase one share of our common stock at an exercise price of $[ • ] per share, subject to our right to redeem the warrants at any time after the second anniversary of the distribution date if the price of a share of our common stock exceeds 150% of the exercise price of the warrant ($[ • ] per share) for 60 consecutive days.

Why are we engaging in this rights offering, and how will we use the proceeds from this rights offering?

In light of current economic conditions generally we have decided to pursue this rights offering to raise capital which can be used to support us and our subsidiary banks and improve our capital position. Our board of directors also considered other alternatives available for raising equity capital and determined that this rights offering was in our best interests and those of our stockholders. Because our stock price is well below the current book value of our shares of common stock, we believe that giving our current stockholders the right to purchase our shares is the fairest and most equitable approach to raising capital. This rights offering will give you the opportunity to participate in our capital raising and maintain, or if other stockholders do not exercise their subscription rights, to increase your proportional ownership interest in us. We will have broad discretion in determining how the net proceeds of this rights offering will be used. We currently intend to use the net proceeds of this rights offering for general corporate purposes, including contribution of amounts to the capital of, and to support, our subsidiary banks, which were all well-capitalized as of March 31, 2010.

How was the $[ • ] per Unit subscription price determined?

Our board of directors determined that the subscription price should be designed to provide a reasonable price for our current stockholders to exercise their subscription rights and our board of directors concluded that the subscription price was a reasonable price. Factors considered by our board of directors in determining the subscription price included the amount of proceeds desired, the market price of our common stock historically and during the last 30 days, the volatility of the market price of our common stock, general conditions in the securities markets, our recent operating results, our financial condition, general conditions in the financial services industry, alternatives available to us for raising equity capital, the liquidity of our common stock and the fact that we are providing subscribers with an additional benefit in the form of the warrants. Ultimately, the subscription price will likely be set to equal 90% of the volume weighted average price of our common stock during the 30 trading days preceding the announcement of this rights offering. In addition, our board of directors engaged McClendon, Morrison & Partners, Inc. to advise them with respect to whether this rights offering was a reasonable means, from a financial point of view, of raising capital to address the capital and liquidity needs of us and our subsidiary banks.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time this rights offering was approved by our board of directors or during the rights offering period. Because the subscription price is based on a 30-day volume weighted average of the trading price of our common stock, it may be above the trading price of our common stock as of the date hereof and if the trading price is above the subscription price, it may be advantageous for stockholders to purchase additional shares of our common stock on the NYSE Amex rather than pursuant to this rights offering. We cannot assure you that the trading price of our common stock will not decline during or after this rights offering. We also cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of this rights offering.

Am I permitted to purchase additional Units other than what my basic subscription right entitles me to purchase?

Yes. There are over-subscription rights available in this rights offering.

Are we requiring a minimum subscription to complete the rights offering?

We are not requiring minimum subscriptions to complete this rights offering.

What is the over-subscription right?

The over-subscription right contained in each subscription right entitles you, if you have fully exercised your basic subscription right, to subscribe for additional Units at the same subscription price per share on a pro rata basis, if any Units are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date. “Pro rata” means in proportion to the aggregate number of Units that all subscription rights holders who have fully exercised their basic subscription rights and have requested to purchase pursuant to the over-subscription right would own prior to the exercise of any over-subscription rights. No subscriber can own, as a result of the exercise of their rights or the oversubscription rights, a number of shares, and warrants to acquire shares, of our common stock which would result in such subscriber owning, as of the consummation of the rights offering, in excess of 9.9% of our common stock, on a fully-diluted basis. See “The Rights Offering — Over-Subscription Right.”

What if there is an insufficient number of Units to satisfy the over-subscription requests?

If there is an insufficient number of Units available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription right will receive the available Units pro rata based on the aggregate number of Units each subscription rights holder who has subscribed for under the over-subscription right would own prior to the exercise of any over-subscription rights. Any excess subscription

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payments will be returned, without interest or deduction, promptly after the expiration of the rights offering. See “The Rights Offering — Over-Subscription Right.”

Who may participate in this rights offering?

Holders of record of our common stock as of 5:00 p.m., New York City time, on [ • ], 2010 are entitled to participate in this rights offering.

Am I required to subscribe in this rights offering?

No. However, any stockholder who chooses not to fully exercise its basic subscription rights will experience dilution of its equity interest in the company to the extent that other stockholders exercise their subscription rights.

How long will this rights offering last?

You will be able to exercise your subscription rights only during a limited period. To exercise your subscription rights, you must do so by 5:00 p.m., New York City time, on [ • ], 2010, unless we extend this rights offering. Accordingly, if a rights holder desires to exercise its subscription rights, unless the guaranteed delivery procedures are followed, the subscription agent must actually receive all required documents and payments from the rights holder before the expiration time. We may extend the expiration time for any reason.

When will subscriptions be accepted?

We may, in our discretion, accept basic subscriptions from time to time when received rather than at the expiration of the rights offering period. If we accept any basic subscriptions prior to expiration of the offering period, all basic subscriptions then received in due form will be accepted. Over-subscription rights will not be accepted until the rights offering period has terminated.

How do I exercise my subscription rights?

You may exercise your subscription rights by properly completing and signing your subscription rights certificate and delivering it, with full payment of the subscription price for the Units for which you are subscribing for the exercise of your basic subscription right and, if you so choose, your over-subscription right, to the subscription agent at or prior to the expiration time. If you send the subscription rights certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.” If you are exercising your subscription rights through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents and payment for the Units subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

What if my shares are not held in my name?

If you hold your shares of our common stock in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the Units you wish to subscribe for. Therefore, you will need to have your record holder act for you.

If you wish to participate in this rights offering and purchase Units, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank or other nominee, to notify you of this rights offering.

May the board of directors cancel this rights offering?

Yes. The board of directors may decide to cancel this rights offering prior to the acceptance of any subscriptions at any time for any reason.

If this rights offering is terminated, will my subscription payment be refunded to me?

Yes. If we terminate this rights offering, all subscription payments will be returned as soon as practicable following the termination. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate this rights offering. If we terminate this rights offering, we will not be obligated to issue Units to rights holders who have exercised their subscription rights prior to termination.

May I transfer, sell or give away my subscription rights?

No. You may not sell, give away or otherwise transfer your subscription rights. However, your subscription rights may be transferred to your affiliates or by operation of law, for example, upon death. See “The Rights Offering — Non-Transferability of Subscription Rights.”

How many Units may I purchase?

You will receive one subscription right for each share of our common stock that you owned as a holder of record as of 5:00 p.m., New York City time, on [ • ], 2010. We will not distribute fractional subscription rights, but instead we will round up the aggregate number of subscription rights you receive to the next whole number. Each subscription right entitles you to purchase one Unit at a subscription price equal to $[ • ] per Unit. In addition, you may exercise your over-subscription right, subject to proration and limited to that number of shares and warrants to acquire shares which would result in you owning, as of the consummation of the rights offering, no more than 9.9% of our common stock, on a fully-diluted basis. See “The Rights Offering — Over-Subscription Right”.

Are there risks associated with exercising my subscription rights?

Yes. The exercise of your subscription rights involves buying additional shares of our common stock and warrants to acquire shares of our common stock and should be considered as carefully as you would consider the acquisition of additional shares of our common stock in the market or any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 7.

After I exercise my subscription rights, may I change my mind and cancel my purchase?

No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $[ • ] per Unit subscription price. However, if we amend this rights offering in a way which we believe is material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date of this rights offering will not, in and of itself, be considered a material amendment for these purposes. You should not exercise your subscription rights unless you are certain that you wish to purchase Units at a price of $[ • ] per Unit. See “The Rights Offering — No Revocation of Exercised Subscription Rights.”

What happens if I choose not to exercise my subscription rights?

You will retain your current number of shares of our common stock even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights and you do not, the percentage of our issued and outstanding common stock that you own will diminish, and your voting and other rights will be diluted. Your subscription rights will expire and have no value if they are not exercised by the expiration time.

Will I be charged any fees if I exercise my subscription rights?

We will not charge a fee to holders for exercising their subscription rights. However, any holder exercising its subscription rights through a broker, dealer, bank or other nominee will be responsible for any fees charged by its broker, dealer, bank or other nominee.

What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address?

Subscription rights certificates will not be mailed to foreign stockholders whose address of record is outside the United States and Canada, or is an Army Post Office (APO) address or Fleet Post Office (FPO). If you are a foreign stockholder, you will be sent written notice of this offering. The subscription agent will hold your rights, subject to you making satisfactory arrangements with the subscription agent for the exercise of your rights, and follow your instructions for the exercise of the rights if such instructions are received by the subscription agent at or before 11:00 a.m., New York City time, on [ • ], 2010, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date). If no instructions are received by the subscription agent by that time, your rights will expire without any payment to you of those unexercised rights.

Will our officers, directors and significant stockholders be exercising their rights?

Our officers, directors and greater than 5% beneficial stockholders may participate in this offering, but none of our officers, directors or greater than 5% beneficial stockholders are obligated to so participate.

Will the subscription rights be listed on a stock exchange or trading market?

No. The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NYSE Amex or any other stock exchange or trading market or on the OTC Bulletin Board. Our common stock trades on the NYSE Amex under the symbol “MBR” and the shares of our common stock to be issued in connection with this rights offering (either directly or pursuant to exercise of the warrants issued in connection with this rights offering) will also be listed on the NYSE Amex under the same symbol. The warrants will not be listed on the NYSE Amex or any other stock exchange or trading market or on the OTC Bulletin Board. See “The Rights Offering — Non Transferability of Subscription Rights.”

If I exercise my subscription rights, when will I receive the shares and warrants for which I have subscribed?

We will issue the shares of our common stock and warrants comprising the Units for which subscriptions have been properly received as soon as practicable after this rights offering expires or, in our discretion, after acceptance, from time to time, of subscriptions relating to basic subscription rights.

How many shares of our common stock are currently issued and outstanding, and how many shares will be issued and outstanding after this rights offering?

As of July [ • ], 2010, we had a total of 8,703,330 shares of our common stock issued and outstanding. The number of shares of our common stock that will be issued and outstanding after this rights offering will depend on the number of shares of our common stock that are purchased in this rights offering. If we sell all of the shares of our common stock being offered, then we will issue 8,703,330 shares of our common stock and warrants to acquire an additional 8,703,330 shares of our common stock. In that case, there will be approximately 17,406,660 shares of our common stock issued and outstanding after this rights offering, as well as warrants issued and outstanding to acquire an additional 8,703,330 shares of our common stock. This would represent an increase of approximately 100% in the number of issued and outstanding shares of our common stock and an increase of approximately 200% in our fully-diluted common stock.

How much money will we receive from this rights offering?

If we sell all of the Units being offered, we will receive gross proceeds (before expenses) of approximately $[ • ] million. We are offering the Units in this rights offering with no minimum purchase requirement. As a result, there is no assurance we will sell all or any of the Units being offered.

What are the United States federal income tax consequences to me of exercising my subscription rights?

The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor. See “Material U.S. Federal Income Tax Considerations — Taxation of Stockholders.”

Has the board of directors made a recommendation as to whether I should exercise my subscription rights?

No. Our board of directors has not made any recommendation as to whether you should exercise your subscription rights. You should decide whether to subscribe for Units or simply take no action with respect to your subscription rights based upon your own assessment of your best interests. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, the terms of this rights offering, and the information in, or incorporated by reference into, this prospectus. Please see “Risk Factors” on page 7 for a discussion of some of the risks involved in investing in our Units.

Who is the subscription agent for the rights offering?

The subscription agent is Illinois Stock Transfer Co. The address for delivery to the subscription agent is as follows:

What if I have other questions?

If you have any questions or need further information about this offering, please contact Morrow & Company, LLC, our information agent for this offering, at (203) 658-9400 (for brokerage firms and banks) or toll-free at (800) 607-0088 (for shareholders).

In addition, McClendon, Morrison & Partners, Inc. will act as dealer-manager for this offering. Pursuant to the engagement letter and the dealer-manager agreement with McClendon, Morrison & Partners, Inc., we are obligated to pay to McClendon, Morrison & Partners, Inc., as compensation, an advisory fee for the previously performed advisory services enumerated above, equal to 2% of the gross proceeds from the exercise of rights in this rights offering, subject to certain exceptions (including with respect to any proceeds from rights exercised by R. Dean Phillips or his related entities or affiliates), upon completion of this rights offering, and up to $75,000 in expenses. We are also obligated to pay any broker-dealer where the holder exercising such rights indicates in writing that such broker-dealer has solicited such exercise, a cash commission of up to 3% of the gross proceeds from the exercise of such right by the rights holder. We have also agreed to indemnify the dealer-manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933. Pursuant to the dealer-manager agreement we will enter into with McClendon, Morrison & Partners, Inc., McClendon, Morrison & Partners, Inc. will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence of McClendon, Morrison & Partners, Inc.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision. Before making an investment decision, you should read carefully this entire prospectus, including the matters discussed in “Risk Factors” beginning on page 7 in this prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as such risk factors may be amended, updated or modified periodically in our reports filed with the SEC, and the financial data and related notes and the reports incorporated by reference in this prospectus.

Mercantile Bancorp, Inc.

We are a multi-state bank holding company, headquartered in Quincy, Illinois. We were incorporated on April 15, 1983 for the purpose of enabling Mercantile Bank (formerly known as Mercantile Trust & Savings Bank), an Illinois banking corporation, to operate within a bank holding company structure. Several of our subsidiary banks serve rural communities, and a significant portion of our business is related directly or indirectly to the agricultural industry. However, we have diversified in recent years by expanding into metropolitan areas.

As of March 31, 2010, we had total assets of approximately $1.0 billion and total deposits of approximately $885 million, and as of December 31, 2009, we had total assets of approximately $1.4 billion and total deposits of approximately $955 million. Mercantile Bank has represented on average approximately 75% of our revenue from continuing operations and 48% of our pre-consolidated assets annually. Most of our loans are related to real estate with, on average, approximately 70% being farmland, construction, commercial and mortgage loans.

Through our subsidiaries, we conduct a full-service consumer and commercial banking business, which includes mainly deposit gathering, safekeeping and distribution; lending for commercial, financial and agricultural purposes, real estate purposes (including farmland, construction and mortgages), and consumer purposes; and asset management including trust, estate and agency management, retail brokerage services, and agricultural business management. Notwithstanding the broad range of services and products, approximately 76% of our revenue is derived on average annually from our subsidiaries’ lending activities. The other principal revenue sources are interest and dividends on investment securities with approximately 9% of revenue on average, service charges and fees on customer accounts with approximately 4% of revenue on average, and all asset management services combined with approximately 6% of revenue on average.

Our principal, direct activities consist of owning and supervising our subsidiary banks, through which we derive most of its revenues. We direct the policies and coordinate the financial resources of the banks. We provide and perform various technical and advisory services for the banks, coordinate the banks’ general policies and activities, and participate in the banks’ major decisions.

Wholly Owned Subsidiaries

As of March 31, 2010, we were the sole shareholder of the following subsidiary banks:

•	Mercantile Bank, located in Quincy, Illinois; and

•	Royal Palm Bancorp, Inc., which we refer to as Royal Palm, and which is the sole shareholder of The Royal Palm Bank of Florida, which we refer to as Royal Palm Bank, located in Naples, Florida

On February 26, 2010, we consummated the sale of two other subsidiary banks of which we had been the sole shareholder: Marine Bank & Trust, located in Carthage, Illinois, and Brown County State Bank, located in Mt. Sterling, Illinois.

Majority-Owned Subsidiaries

As of March 31, 2010, we were the majority, but not sole, shareholder of Mid-America Bancorp, Inc., which we refer to as Mid-America, which is the sole shareholder of Heartland Bank, located in Leawood, Kansas. We own 55.5% (84,600 shares) of the outstanding voting stock of Mid-America. As of March 31, 2010, we held approximately $10.4 million of secured subordinated debt of Mid-America, convertible at any time into voting stock of Mid-America. If we were to convert all of the secured subordinated debt, as of March 31, 2010, assuming all other holders of subordinated debt of Mid-America also fully convert their secured subordinated debt into voting stock, we would have held approximately 83.2% of the voting stock of Mid-America.

THE RIGHTS OFFERING

For a more complete description of the terms of this offering being made by this prospectus, see “The Rights Offering” and “Description of Securities” in this prospectus.

Securities Offered	We are distributing at no cost or charge to you one subscription right for each share of common stock that you owned as of 5:00 p.m., New York City time, on the record date, [ • ], 2010, either as a holder of record or, in the case of shares held of record by brokers, custodian banks or other nominees on your behalf, as beneficial owner of the shares. These rights may be exercised only by you, and cannot be sold, transferred or assigned to anyone else.

We will not distribute fractional subscription rights, but instead we will round up the aggregate number of subscription rights you receive to the next whole number.

Basic Subscription Right	For each subscription right that you own, you will have a basic subscription right to buy from us one Unit at the subscription price. Each Unit consists of one share of our common stock and a warrant to purchase one share of our common stock. You may exercise your basic subscription right for some or all of your basic subscription rights, or you may choose not to exercise any of your basic subscription rights.

Over-Subscription Right	If you elect to exercise your basic subscription right in full, you may also subscribe for additional Units at the same subscription price per Unit. If an insufficient number of Units are available to fully satisfy the over-subscription right requests, the available Units will be distributed pro rata among rights holders who exercised their over-subscription right based on the number of Units each rights holder subscribed for under the basic subscription right. No subscriber can own, as a result of the exercise of its over-subscription right, a number of shares and warrants to acquire shares which would result in such subscriber owning, as of the consummation of this rights offering, in excess of 9.9% of our common stock, on a fully-diluted basis. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Subscription Price	The subscription price per Unit shall be equal to $[ • ], which is likely to be set to equal 90% of the volume weighted average price of our common stock during the 30 trading days preceding the announcement of this rights offering. You may pay the purchase price for the Units either by wire transfer or by check, or as instructed by your broker-dealer, bank or other nominee who is the record holder of your shares of our common stock. Your exercise of subscription rights will not be considered effective until your payment has cleared. In the case of immediately available funds, such as a wire transfer, funds will be deemed to clear upon receipt, but in the case of a check, up to five business days may be required for clearing and the check must clear prior to the expiration of the rights offering period.

Minimum Subscriptions	There is no minimum subscription amount under which we would be required to cancel or terminate the rights offering.

Record Date	[ • ], 2010.

Expiration Date	The subscription rights will expire at 5:00 p.m., New York City time, on [ • ], 2010, unless the expiration date is extended. We reserve the right to extend the subscription rights period at our sole discretion.

Procedures for Exercising Subscription Rights	The subscription rights may be exercised at any time during the subscription period, which commences on the date of this prospectus. To exercise your subscription rights, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent, Illinois Stock Transfer Co., before 5:00 p.m., New York City time, on [ • ], 2010, unless the expiration date is extended.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described below under the heading entitled “The Rights Offering — Guaranteed Delivery Procedures.”

Net Proceeds of Offering	The net proceeds to us will depend on the number of subscription rights that are exercised. If we issue all 8,703,330 Units available for the exercise of subscription rights in the rights offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately $[ • ] million. We currently intend to use the net proceeds of this rights offering for general corporate purposes, including contribution to the capital of, and to support, our subsidiary banks as needed. See “Use of Proceeds.”

Non-Transferability of Subscription Rights	The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on the NYSE Amex or any other stock exchange or trading market or on the OTC Bulletin Board. See “The Rights Offering — Non-Transferability of Subscription Rights.”

No Revocation of Exercise by Stockholders	All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the Units offered pursuant to the rights offering. See “The Rights Offering — No Revocation of Exercised Subscription Rights.”

Conditions to the Rights Offering	The completion of the rights offering is subject to the conditions described in the section below entitled “The Rights Offering — Cancellation and Amendment of Rights Offering.”

Amendment; Cancellation	We may amend the terms of the rights offering or extend the rights offering period. If the rights offering is cancelled, all subscription payments received by the subscription agent or by us will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

No Board Recommendation	Our board of directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See “Risk Factors” beginning on page 7.

Issuance of Shares of Common Stock and Warrants Comprising Units	If you purchase Units through the rights offering, we will issue the shares of common stock and warrants comprising those Units to you as soon as practicable after the completion of the rights offering or, if we accept subscriptions relating to basic subscription rights sooner, as soon as practicable after any such acceptance.

Listing of Common Stock	Neither the subscription rights nor the warrants will be listed on the NYSE Amex or any other stock exchange or trading market or on the OTC Bulletin Board. Our common stock trades on the NYSE Amex under the symbol “MBR,” and the shares to be issued in connection with the rights offering, as well as those underlying the warrants, will also be listed on the NYSE Amex under the same symbol.

Certain Material U.S. Federal Income Tax Considerations	The receipt and exercise of your subscription rights will generally not be taxable under U.S. federal income tax laws. However, you should seek specific tax advice from your tax advisor in light of your tax situation and as to the applicability and effect of any other tax laws. See “Material U.S. Federal Income Tax Considerations.”

Subscription Agent	Illinois Stock Transfer Co.

Shares of Common Stock Outstanding Before the Rights Offering	As of July [ • ], 2010, 8,703,330 shares of our common stock were outstanding.

Shares of Common Stock Outstanding After Completion of the Rights Offering	We will issue up to 8,703,330 shares of our common stock in the rights offering, depending on the number of subscription rights that are exercised. Assuming there are no changes in the number of outstanding shares of our common stock prior to the expiration of the rights offering period, and based on the number of shares of our common stock outstanding as of July [ • ], 2010, if we issue all 8,703,330 shares of our common stock available for the exercise of subscription rights in the rights offering, we would have 17,406,660 shares of our common stock outstanding following the completion of the rights offering.

In addition, we will issue warrants to purchase up to 8,703,330 shares of our common stock in the rights offering, depending on the number of subscription rights that are exercised.

Risk Factors	Stockholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page 7 of this prospectus, together with the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information contained under the heading “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC and any updates of those Risk Factors contained in our Quarterly Reports on Form 10-Q, before making a decision to invest in Units.

Fees and Expenses	We will pay the fees and expenses related to this rights offering.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following table presents our selected consolidated financial data for the three months ended March 31, 2010 and each of the five years in the period ended December 31, 2009. We derived our balance sheet and income statement data for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, from our audited consolidated financial statements. We derived our balance sheet and income statement data for the three-month period ended March 31, 2010 from our unaudited condensed consolidated financial statements, which include all adjustments, consisting only of normal, recurring adjustments that our management considers necessary for the fair presentation of our financial condition and results of operations for that period. The data has been revised to separately state income (loss) from discontinued operations for each period represented. Operating results for the period ended March 31, 2010 are not necessarily indicative of results that may be expected for the entire year ended December 31, 2010. See “Risk Factors” beginning on page 7 and the notes to our consolidated financial statements. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by, our consolidated financial statements and the accompanying notes and the other information included elsewhere, or incorporated by reference, in this prospectus.

	Three Months
	Ended March 31,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

BALANCE SHEET ITEMS
Securities	$124,047	$130,484	$194,097	$205,757	$188,579	$165,066
Loans held for sale	788	681	4,366	3,338	1,660	3,635
Loans	755,476	775,989	1,339,374	1,212,051	1,031,656	857,648
Allowance for loan losses	18,917	18,851	23,467	12,794	10,613	8,082
Discontinued operations, assets held for sale	N/A	285,992	N/A	N/A	N/A	N/A
Total assets	1,043,005	1,390,482	1,774,983	1,639,145	1,422,827	1,137,824
Total deposits	885,230	954,524	1,462,276	1,319,459	1,166,814	946,129
Short-term borrowings	25,899	30,740	49,227	45,589	26,338	32,587
Long-term debt	76,858	87,030	146,519	143,358	107,249	51,720
Discontinued operations, liabilities held for sale	N/A	264,044	N/A	N/A	N/A	N/A
Noncontrolling interest	2,968	3,901	5,735	9,446	9,198	7,561
Stockholders’ equity, net of noncontrolling interest	42,590	41,302	98,957	108,282	100,658	91,488
RESULTS OF OPERATIONS
Interest and dividend income	$11,508	$50,317	$58,906	$67,075	$52,291	$38,722
Interest expense	5,371	29,101	37,152	40,489	28,470	17,314
Net interest income	6,137	21,216	21,754	26,586	23,821	21,408
Provision for loan losses	3,990	22,083	23,176	2,724	3,401	1,828
Noninterest income	1,933	7,791	9,157	10,445	11,196	6,195
Noninterest expense	8,416	71,483	38,574	27,766	21,620	18,450
Income tax expense (benefit)	(1,190)	(12,137)	(11,371)	952	3,062	1,578
Income (loss) from continuing operations	(3,146)	(52,422)	(19,468)	5,589	6,934	5,747
Income (loss) from discontinued operations	3,197	(7,958)	7,326	5,034	4,177	4,405
Noncontrolling interest	(933)	(1,833)	(3,321)	622	792	648
Net income (loss)	984	(58,547)	(8,821)	10,001	10,319	9,504

	Three Months
	Ended March 31,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

CAPITAL RATIOS
Total capital to risk-weighted assets	13.73%	10.62%	9.25%	10.49%	10.92%	11.75%
Tier 1 capital to risk-weighted assets	6.87%	5.31%	6.10%	7.86%	9.70%	10.88%
Tier 1 capital to average assets	5.10%	3.31%	5.08%	6.72%	8.09%	9.00%
PER SHARE DATA
Basic earnings (loss) per share — continuing operations(1)	$(0.25)	$(5.81)	$(1.85)	$0.57	$0.72	$0.61
Basic earnings (loss) per share — discontinued operations(1)	0.36	(0.91)	(0.84)	0.58	0.46	0.47
Cash dividends	N/A	N/A	0.24	0.24	0.21	0.20
Book value	4.89	4.75	11.37	12.43	11.50	10.35
OTHER INFORMATION
Return on average assets(2)	0.32%	(4.43)%	(1.46)%	0.48%	0.76%	0.77%
Return on average equity(2)	9.22%	(68.42)%	(15.38)%	4.77%	6.59%	5.95%
Dividend payout ratio	N/A	N/A	(23.68)%	20.87%	17.80%	18.52%
Net interest margin(2)	2.46%	2.01%	2.20%	2.86%	3.38%	3.55%
Average stockholders’ equity to average assets	3.48%	4.27%	6.19%	7.08%	7.87%	8.33%
Allowance for loan losses as a percentage of total loans	2.50%	2.43%	1.75%	1.06%	1.03%	0.94%
Full service offices	12	17	26	27	22	18

(1)	In December 2007, our board of directors approved a three-for-two stock split. Share and per share data in the selected consolidated financial information have been retroactively restated for the stock split as if it occurred on January 1, 2005.

(2)	Information reflected is from continuing operations.

RISK FACTORS

An investment in our Units, or any of the securities comprising the Units, involves a high degree of risk. You should carefully consider the following risk factors, along with the other information contained or incorporated in this prospectus, including our consolidated financial statements and the notes thereto, before making an investment in our Units. These various risks and uncertainties, some of which are difficult to predict and beyond our control, could negatively impact us. Adverse experience with the risks described below could have a material impact on our financial condition and results of operations, as well as the value of our common stock. In such an event, the price of our common stock could decline, and you may lose part or all of your investment.

This prospectus, including the matters addressed under the caption “Cautionary Statement Re: Forward-Looking Information,” contains forward-looking statements that involve risks and uncertainties, including statements about our future plans, objectives, intentions and expectations. Past results are not a reliable indicator of future results, and historical trends should not be used to anticipate results or trends in future periods. Many factors, including those described below, could cause actual results to differ materially from those discussed in forward-looking statements.

Risks Related to Our Company

We and our banking subsidiaries are subject to regulatory agreements and orders that restrict us and our subsidiaries from taking certain actions.

As is more fully discussed in the “Regulatory Matters” section in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2009, we, Mercantile Bank, Royal Palm, Royal Palm Bank, Mid-America and Heartland Bank are subject to various regulatory enforcement actions taken at each bank. As of December 31, 2009, we and each subsidiary have met all regulatory requirements and continue to work diligently to maintain compliance with the enforcement actions. However, there can be no assurance that these efforts will be successful in the future. If we are unable to comply with such requirements, the regulatory agencies could force a sale, liquidation or federal conservatorship or receivership of the subsidiaries.

Non-performing assets take significant time to resolve and adversely affect our results of operations and financial condition, and could result in further losses in the future.

At March 31, 2010 and December 31, 2009, our non-performing loans (which consist of non-accrual loans and loans past due 90 days or more and still accruing loans) totaled $46.1 million and $50.8 million, or 6.10% and 6.54% of our loan portfolio, respectively. At March 31, 2010 and December 31, 2009, total non-performing assets (which include non-performing loans plus other real estate owned) were $64.3 million and $67.2 million, or 8.50% and 8.66% of total loans, respectively. Non-performing assets adversely affect net income in various ways. While we pay interest expense to fund non-performing assets, no interest income is recorded on non-accrual loans or other real estate owned, thereby adversely affecting income and returns on assets and equity, and loan administration costs increase and the efficiency ratio is adversely affected. When we take collateral in foreclosures and similar proceedings, we are required to mark the collateral to its then-fair market value, which, when compared to the value of the loan, may result in a loss. These non-performing loans and other real estate owned also increase our risk profile and the capital that regulators believe is appropriate in light of such risks. The resolution of non-performing assets requires significant time commitments from management, which can be detrimental to the performance of their other responsibilities. There is no assurance that we will not experience further increases in non-performing loans in the future, or that non-performing assets will not result in further losses in the future.

We incurred net losses for 2009 and 2008 and we cannot make any assurances that we will not incur further losses.

We incurred a net loss of $58.5 million and $8.8 million for the years ended December 31, 2009 and 2008, respectively, due to high levels of provision for loan losses and goodwill impairment. We cannot provide any assurances that we will not incur future losses, especially in light of economic conditions that continue to adversely affect our borrowers, particularly those in the southwest Florida market.

If the value of real estate in our market area were to decline materially, a significant portion of the loan portfolio could become under-collateralized, which might have a material adverse affect on our financial condition and results of operations.

In addition to considering the financial strength and cash flow characteristics of borrowers, we often secure loans with real estate collateral, which provides an alternate source of repayment in the event of default by the borrower. This real property may deteriorate in value during the time the credit is extended, and if it is necessary to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, earnings and capital could be adversely affected.

Real estate construction, land acquisition and development loans are based upon estimates of costs and values associated with the complete project. These estimates may be inaccurate, and we may be exposed to significant losses on loans for these projects.

Construction, land acquisition, and development loans involve additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion, and costs may exceed realizable values in declining real estate markets. Because of the uncertainties inherent in estimating construction costs and the realizable market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If appraisal of the value of the completed project proves to be overstated or market values or rental rates decline, we may have inadequate security for the repayment of the loan upon completion of construction of the project. If we are forced to foreclose on a project prior to or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, we may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time while attempting to dispose of it.

If economic conditions worsen, we may suffer from credit risk and our allowance for loan losses may not be adequate to cover actual losses.

Credit risk is the risk that loan customers or other counter-parties will be unable to perform their contractual obligations resulting in a negative impact on earnings. Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. The allowance for loan losses is based on historical loss experience as well as an evaluation of the risks associated with the loan portfolio, including the size and composition of the portfolio, current economic conditions and geographic concentrations within the portfolio. If the economy in our primary geographic market areas should worsen, this may have an adverse impact on the loan portfolio. If for any reason the quality of the portfolio should weaken, the allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect financial results.

Recent, ongoing unfavorable economic conditions may continue or worsen.

Unfavorable conditions that have affected the economy and financial markets since mid-2007, further intensified in 2008 and 2009, as did a global economic slowdown, resulting in an overall decrease in the confidence in the markets and with negative effects on the business, financial condition and results of operations of financial institutions in the United States and other countries. Our business activities and earnings are affected by these general business conditions. Dramatic declines in the housing market over the past two years, with falling home prices and increasing foreclosures and unemployment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. Market developments may further erode consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for loan losses. Continuing economic deterioration that affects household and/or corporate incomes could also result in reduced demand for loan or fee-based products and services. In addition, changes in securities market conditions and monetary fluctuations could adversely affect the availability and terms of funding necessary to meet our liquidity needs. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institution industry.

Current levels of market volatility are unprecedented.

The market for certain investment securities has become highly volatile or inactive, and may not stabilize or resume in the near term. This volatility has resulted in significant fluctuations in the prices of those securities, and additional market volatility may continue to adversely affect our results of operations.

There can be no assurance that recently enacted legislation will stabilize the U.S. financial markets.

The Emergency Economic Stabilization Act of 2008, or EESA, was signed into law in October 2008 for the purpose of stabilizing and providing liquidity to the U.S. financial markets. Shortly thereafter, the U.S. Department of the Treasury announced a program under the EESA, known as the Capital Purchase Program, pursuant to which it would make senior preferred stock investments in participating financial institutions. In February 2009, the American Recovery and Reinvestment Act of 2009, or the Recovery Act, was passed, which is intended to stabilize the financial markets and slow or reverse the downturn in the U.S. economy, and which revised certain provisions of the EESA. The FDIC has also commenced a guarantee program under which the FDIC would offer a guarantee of certain financial institution indebtedness in exchange for an insurance premium to be paid to the FDIC by issuing financial institutions. There can be no assurance, however, that the EESA and its implementing regulations, the Recovery Act, the FDIC programs, or any other governmental program will have a positive impact on the financial markets. The failure of the EESA, the Recovery Act, the FDIC programs, or any other actions of the U.S. government to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

We may be adversely affected by recently enacted or contemplated legislation and rulemaking.

The programs established or to be established under the EESA and Troubled Asset Relief Program, as well as restrictions contained in current or future rules implementing or related to them and those contemplated by the Recovery Act, may adversely affect us if we elect to participate in these programs in the future. In specific, any governmental or regulatory action having the effect of requiring us to obtain additional capital, whether from governmental or private sources, could have a material dilutive effect on current shareholders. We would face increased regulation of our business and increased costs associated with these programs. The EESA, as amended by the Recovery Act, contains, among other things, significant restrictions on the payment of executive compensation, which may have an adverse effect on the retention or recruitment of key members of senior management. Also, our participation in the Capital Purchase Program would limit (without the consent of the Department of Treasury) our ability to increase our dividend and to repurchase our common stock for up to three years. Similarly, programs established by the FDIC may have an adverse effect on us, due to the costs of participation.

We may be adversely affected by government regulation.

All banks are subject to extensive federal and state banking regulations and supervision. Banking regulations are intended primarily to protect depositors’ funds and the federal deposit insurance funds, not the shareholders. Regulatory requirements affect lending practices, capital structure, investment practices, dividend policy and growth. Failure to meet minimum capital requirements could result in the imposition of limitations that would adversely impact operations and could, if capital levels dropped significantly, result in being required to cease operations. Changes in governing law, regulations or regulatory practices could impose additional costs on us or adversely affect the ability to obtain deposits or make loans and thereby hurt revenues and profitability.

We are subject to the local economies where we operate, and unfavorable economic or market conditions in these areas could have a material adverse effect on our financial condition and results of operations.

Our success depends upon the general business and economic conditions in the United States and in its primary areas of operation. Economic conditions in the local market areas, including the agricultural prices for land and crops and commercial and residential real estate values, may have an adverse effect on the quality of our loan portfolio and financial performance. An economic downturn within our footprint could negatively impact household and corporate incomes. This impact may lead to decreased demand for loan and deposit products and increase the number of customers who fail to pay interest or principal on their loans.

We may not be able to influence the activities of the banking organizations in which we own a minority interest.

We own a minority interest in several banking organizations throughout the United States. As minority shareholders, we may be unable to influence the activities of these organizations, and may suffer losses due to these activities.

Higher FDIC deposit insurance premiums and assessments could adversely affect our financial condition.

FDIC insurance premiums increased substantially in 2009, and we expect to pay significantly higher FDIC premiums in the future. Bank failures have significantly depleted the FDIC’s Deposit Insurance Fund and reduced the Deposit Insurance Fund’s ratio of reserves to insured deposits. The FDIC adopted a revised risk-based deposit insurance assessment schedule on February 27, 2009, which raised deposit insurance premiums. On May 22, 2009, the FDIC also implemented a special assessment equal to five basis points of each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009, but no more than 10 basis points times the institution’s assessment base for the second quarter of 2009, which was paid on September 30, 2009. Additional special assessments may be imposed by the FDIC for future periods. We participate in the FDIC’s Temporary Liquidity Guarantee Program, or TLGP, for noninterest-bearing transaction deposit accounts. Banks that participate in the TLGP’s noninterest-bearing transaction account guarantee will pay the FDIC an annual assessment of 10 basis points on the amounts in such accounts above the amounts covered by FDIC deposit insurance. To the extent that these TLGP assessments are insufficient to cover any loss or expenses arising from the TLGP program, the FDIC is authorized to impose an emergency special assessment on all FDIC-insured depository institutions. The FDIC has authority to impose charges for the TLGP upon depository institution holding companies, as well. The TLGP was scheduled to end December 31, 2009, but the FDIC extended it to June 30, 2010 at an increased charge of 15 to 25 basis points, depending on the depository institution’s risk assessment category rating assigned with respect to regular FDIC assessments if the institution elects to remain in the TLGP. These changes have caused the premiums and TLGP assessments charged by the FDIC to increase. These actions significantly increased our noninterest expense in 2009 and are expected to increase costs for the foreseeable future.

We may continue to suffer increased losses in our loan portfolio and in foreclosed assets held for sale despite our underwriting practices.

We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. These practices often include: analysis of a borrower’s credit history, financial statements, tax returns and cash flow projections; valuation of collateral based on reports of independent appraisers; and verification of liquid assets. Although we believe that our underwriting criteria are, and historically have been, appropriate for the various kinds of loans it makes, we have already incurred higher than expected levels of losses on loans that have met these criteria, and may continue to experience higher than expected losses depending on economic factors and consumer behavior.

Declines in the value of securities held in our investment portfolio may negatively affect earnings.

The value of an investment in our portfolio could decrease due to changes in market factors. The market value of certain investment securities is volatile and future declines or other-than-temporary impairments could materially adversely affect future earnings and regulatory capital. Continued volatility in the market value of certain investment securities, whether caused by changes in market perceptions of credit risk, as reflected in the expected market yield of the security, or actual defaults in the portfolio could result in significant fluctuations in the value of the securities. This could have a material adverse impact on our accumulated other comprehensive income and stockholders’ equity depending upon the direction of the fluctuations.

Furthermore, future downgrades or defaults in these securities could result in future classifications as other-than-temporarily impaired. We have invested in common stock of other financial institutions and the Federal Home Loan Bank of Chicago. Deterioration of the financial stability of the underlying financial institutions for these investments could result in other-than-temporary impairment charges to us and could have a material impact on future earnings.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due us. There is no assurance that any such losses would not materially and adversely affect our results of operations.

We have a significant deferred tax asset and cannot assure it will be fully realized.

We had net deferred tax assets of $10.2 million as of December 31, 2009, and believe that it is more likely than not that these assets will be realized. In evaluating the need for a valuation allowance, management estimated future taxable income based on forecasts and tax planning strategies that may be available to us. This process required significant judgment by management about matters that are by nature uncertain. If future events differ significantly from the current forecasts, we may need to establish additional valuation allowances, which could have a material adverse effect on our results of operations and financial condition.

Our stock price can be volatile.

Our stock price can fluctuate widely in response to a variety of factors, including: actual or anticipated variations in quarterly operating results; recommendations by securities analysts; significant acquisitions or business combinations; operating and stock price performance of other companies that investors deem comparable; new technology used or services offered by competitors; news reports relating to trends, concerns and other issues in the financial services industry, and changes in government regulations. Many of these factors that may adversely affect our stock price do not directly pertain to our operating results, including general market fluctuations, industry factors and economic and political conditions and events, including terrorist attacks, economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations.

Even if we successfully raise funds through this rights offering, there is no assurance we will be able to implement successfully our capital plan.

We have developed and are continuing to develop and implement a capital raising plan to address its future needs for capital, which includes this rights offering. We have engaged an investment-banking firm to assist with this process. While we are committed to the completion and execution of the plan and is devoting necessary resources to achieve that result, there can be no assurance we will be able to execute on the plan successfully under current market conditions.

There is no assurance we will be able to operate profitably without the revenue stream from our discontinued operations.

Our losses in 2008 and 2009 were largely due to the operating losses at Royal Palm Bank and Heartland Bank. These losses were partially offset by the operating profits (net of goodwill impairment charges) of Marine Bank & Trust, Brown County State Bank, and HNB National Bank, which were subsequently sold. While we believe we have addressed the majority of the asset quality issues responsible for the operating losses at Royal Palm Bank and Heartland Bank, additional unforeseen losses could have a material adverse effect on our results of operations and financial condition.

Changes in the domestic interest rate environment could negatively affect our net interest income.

Interest rate risk is the risk that changes in market rates and prices will adversely affect financial condition or results of operations. Net interest income is our largest source of revenue and is highly dependent on achieving a positive spread between the interest earned on loans and investments and the interest paid on deposits and borrowings. Changes in interest rates could negatively impact the ability to attract deposits, make loans, and achieve a positive spread resulting in compression of the net interest margin.

Liquidity risk may affect our ability to meet future contractual obligations.

Liquidity risk is the risk that we will have insufficient cash or access to cash to satisfy current and future financial obligations, including demands for loans and deposit withdrawals, funding operating costs, and for other corporate purposes. Liquidity risk arises whenever the maturities of financial instruments included in assets and liabilities differ. Our liquidity could be constrained in particular by an unexpected inability to access the capital markets due to a variety of market dislocations or interruptions. Results of operations could be affected if we were unable to satisfy current or future financial obligations.

The financial services industry is highly competitive, and competitive pressures could intensify and adversely affect our financial results.

We operate in a highly competitive industry that could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. We compete with other commercial banks, savings and loan associations, mutual savings banks, finance companies, mortgage banking companies, credit unions and investment companies. In addition, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks. Many of these competitors have fewer regulatory constraints and some have lower cost structures.

We face operational risks, including systems failure risks.

We may suffer from operational risks, which may create loss resulting from human error, inadequate or failed internal processes and systems, and other external events. Losses may occur due to violations of, or noncompliance with, laws, rules, regulations, prescribed practices, or ethical standards. In addition, our computer systems and network infrastructure, like that used by competitors, is always vulnerable to unforeseen problems. These problems may arise in both internally developed systems and the systems of third-party service providers. Our operations are dependent upon the ability to protect computer equipment against physical damage as well as security risks, which include hacking or identity theft.

We rely on other companies to provide key components of our business infrastructure.

Third party vendors provide key components of business infrastructure such as internet connections and network access. These parties are beyond our control, and any problems caused by these third parties, including their not providing their services for any reasons or their performing their services poorly, could adversely affect the ability to deliver products and services to customers and otherwise to conduct business.

Significant legal actions could subject us to substantial uninsured liabilities.

From time to time we are subject to claims related to operations. These claims and legal actions, including supervisory actions by regulators, could involve large monetary claims and significant defense costs. To protect us from the cost of these claims, insurance coverage is maintained in amounts and with deductibles believed to be appropriate, but this insurance coverage may not cover all claims or continue to be available at a reasonable cost. As a result, we may be exposed to substantial uninsured liabilities, which could adversely affect results of operations and financial condition.

Changes in accounting standards may materially impact our financial statements.

From time to time, the Financial Accounting Standards Board (FASB) changes the financial accounting and reporting standards that govern the preparation of financial statements. These changes can be hard to predict and can materially impact how we record and report financial condition and results of operations. In some cases, it may be necessary to apply a new or revised standard retroactively, resulting in the significant restatement of prior period financial statements.

Risks Related to the Rights Offering

As a holder of common shares, you may suffer significant dilution of your percentage ownership of our common shares if you do not fully exercise your basic subscription right.

If you do not exercise your basic subscription rights in full and your Units not purchased are purchased by other stockholders in the rights offering, your proportionate voting and ownership interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you and others subscribe in the rights offering.

We may cancel the rights offering.

We may unilaterally withdraw or terminate this rights offering in our discretion prior to the acceptance of any subscriptions until the expiration of the rights offering. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

To exercise your subscription rights, you need to act promptly and follow subscription instructions.

If you desire to purchase Units in this rights offering, you must act promptly to ensure that all required forms and basic subscription payments and over-subscription payments, if any, are actually received by the subscription agent at or prior to 5:00 p.m., New York City time, on [ • ], 2010, the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. If your exercise is rejected, your payment of the exercise price will be promptly returned. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures and to decide all questions as to the validity, form and eligibility (including times of receipt and beneficial ownership). Alternative, conditional or contingent subscriptions will not be accepted. We reserve the absolute right to reject any subscriptions not properly submitted. In addition, we may reject any subscription if the acceptance of the subscription would be unlawful. We also may waive any irregularities (or conditions) in the subscription. If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., New York City time, on the expiration date. We are not obligated to give you notification of defects in your subscription. We will not consider an exercise to be made until all defects have been cured or waived.

The subscription price is not a reflection of our value.

The subscription price of $[ • ] per Unit was determined by our board of directors. Our board of directors set the $[ • ] per Unit subscription price after considering a variety of factors discussed under “The Rights Offering — Determination of Subscription Price.” The price, however, does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, earnings or financial condition or any other established criteria for value. Because the subscription price is based on a 30 day average, it may be above the trading price of our common stock as of the date hereof and if the trading price is above that level, it would be advantageous for stockholders to purchase additional shares of our common stock on the NYSE Amex rather than pursuant to the rights offering. Our shares of common stock may trade at prices below the subscription price after the completion of this offering, and we cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the $[ • ] per Unit subscription price.

You may not revoke your subscription exercise, even if the rights offering is extended by our board of directors, and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. If our board of directors decides to exercise its option to extend the rights offering, you still may not revoke the exercise of your subscription rights. Because the subscription price is based on a 30 day average, it may be above the trading price of our common stock as of the date hereof and if the trading price is above that level, it would be advantageous for stockholders to purchase additional shares of our common stock on the NYSE Amex rather than pursuant to the rights offering. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock remains below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price, in which case you will have an immediate, unrealized loss. Following the exercise of your rights, you might not be able to sell your shares of common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock.

Our common stock is traded on the NYSE Amex under the symbol “MBR”, and the last reported sales price of our common stock on the NYSE Amex on the record date was $[ • ] per share.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering or the acceptance earlier of subscriptions relating to basic subscription rights, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

The market price of our common stock may never exceed the exercise price of the warrants issued in connection with this offering.

The warrants being issued in connection with this offering become exercisable on their date of issuance and will expire five years thereafter. We cannot provide you any assurance that the market price of our common stock will ever exceed the exercise price of these warrants prior to their date of expiration. Any warrants not exercised by their date of expiration will expire, and we will be under no further obligation to the warrant holder.

We may choose to redeem outstanding warrants at a time that is disadvantageous to our warrant holders.

We may redeem the warrants at any time after the second anniversary of the closing of the rights offering, in whole and not in part, at a price of $[ • ] per warrant, upon a minimum of [ • ] days prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds [ • ] per share for any 60 consecutive days in a period ending three business days before the notice of redemption is sent. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price therefore at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Since the warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

The receipt of the subscription rights may be treated as a taxable dividend to you.

We intend to take the position that the distribution of the subscription rights in this rights offering is a non-taxable stock dividend under the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the Code. See “Material U.S. Federal Income Tax Consequences” below. This position is not binding on the Internal Revenue Service, or IRS, or the courts, however. If the IRS or a court were to successfully assert that the distribution of the subscription rights is a taxable distribution of property, your receipt of subscription rights in this rights offering may be treated as a receipt of a distribution in an amount equal to the fair market value of the rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, with any excess being treated as a return of capital to the extent thereof and then as capital gain. If you are not a U.S. stockholder (as defined in “Material U.S. Federal Income Tax Consequences”), you may be subject to tax in respect of any taxable stock dividend. See “Material U.S. Federal Income Tax Consequences” below.

USE OF PROCEEDS

Assuming that all subscription rights are exercised, we estimate that the net proceeds from this rights offering will be approximately $[ • ] million, after deducting offering expenses. We will have broad discretion in determining how the net proceeds of this rights offering will be used. We currently intend to use the net proceeds of this rights offering for general corporate purposes, including contribution of amounts to the capital of, and to support, our subsidiary banks as needed. The net proceeds may be temporarily invested in short-term investment grade instruments or U.S. government securities.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2010, on an actual basis, and as adjusted to reflect the effect of this rights offering. We have assumed net proceeds of approximately $[ • ] will result from the sale of the Units offered by this prospectus, after deducting estimated offering expenses. You should read this information together with our consolidated financial statements and related notes, which are included or incorporated in this prospectus.

	As of March 31, 2010
Equity	Actual	As Adjusted
	(Dollars in thousands except per share amount)

Common Stock, $0.42 par value; authorized 14,000,000 shares; 8,887,113 issued and 8,703,330 outstanding	$3,629
Additional paid-in capital	11,919
Retained earnings	26,080
Accumulated other comprehensive income	3,257

	44,885
Less treasury stock, at cost, 183,783 shares	(2,295)

Total stockholders’ equity	42,590
Non-controlling interest	2,968

Total equity	$45,558

DESCRIPTION OF SECURITIES

Common Stock

We are authorized under Delaware law to issue up to 30,000,000 shares of common stock. There were 8,703,330 shares of common stock issued and outstanding as of July [ • ], 2010.

Each share of common stock has the same relative rights and is identical in all respects with every other share of stock. The holders of common stock possess exclusive voting rights in the company. Each holder of common stock is entitled to only one vote for each share held of record on all matters submitted to a vote of holders of common stock and is not permitted to cumulate votes in the election of our directors. Holders do not possess any dividend or liquidation rights.

Holders of common stock do not have preemptive rights with respect to any additional shares of common stock that may be issued. Therefore, we may sell shares of common stock without first offering such shares to existing stockholders. The common stock is not subject to call for redemption and may not be converted to any other class of securities, and the outstanding shares of common stock are fully paid and non-assessable.

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock of the Delaware corporation.

Also, under federal law, the acquisition by any holder of ten percent (10%) or more (or five percent (5%) or more if the acquirer is another bank holding company) of the issued and outstanding shares of common stock generally requires prior regulatory approval.

We also have the authority to issue 100,000 shares of preferred stock having a par value of $0.01, of which no shares were issued and outstanding as of July [ • ], 2010. None of the shares of preferred stock will be issued as part of the offering. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock.

Illinois Stock Transfer Co. is our transfer agent common with respect to the common stock.

Warrants

Common Stock Subject to Warrants

Each warrant initially represents the right to purchase one share of our common stock. The number of shares deliverable upon the exercise of each warrant is subject to the adjustments described below under the heading “— Adjustments to the Warrants.”

Exercise of the Warrants

Each warrant to be issued as part of the Units will have a five year term and will give the holder the right to purchase one share of our common stock at an exercise price of $[ • ] per share, subject to our right to call the warrants after the second anniversary of the distribution date if the trading price of a share of our common stock exceeds 150% of the exercise price of the warrant ($[ • ] per share) for 60 consecutive days. All or any portion of the warrants may be exercised in whole or in part at any time or from time to time on or before 5:00 p.m., New York City time, on [ • ], 2015, by surrender to the warrant agent of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price per share for the shares of common stock for which the warrants are being exercised. The exercise price applicable to the warrants is subject to adjustment described below under the heading “— Adjustments to the Warrants.” So long as the warrants are in global form, any exercise notice will be delivered to the warrant agent through and in accordance with the procedures of the depository for the warrants.

Upon exercise of warrants, the shares of common stock issuable upon exercise will be issued by our transfer agent for the account of the exercising warrantholder. Shares issued upon exercise of warrants will be issued in the name or names designated by the exercising warrantholder and will be delivered by the transfer agent to the exercising warrantholder (or its nominee or nominees) either via book-entry transfer crediting the account of such warrantholder (or the relevant participant of The Depository Trust Company, or DTC for the benefit of such warrantholder) through DTC’s DWAC system, or otherwise in certificated form by physical delivery to the address specified by such warrantholder in the exercise notice. We will not issue fractional shares upon any exercise of the warrants. Instead, the exercising warrantholder will be entitled to a cash payment equal to the pro-rated per share market price of our common stock on the date of exercise of the warrants for any fractional share that would have otherwise been issuable upon exercise of the warrants. We will at all times reserve the aggregate number of shares of our common stock for which the warrants may be exercised.

Issuance of any shares of our common stock deliverable upon the exercise of warrants will be made without charge to the warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of those shares (other than liens or charges created by a warrantholder, income and franchise taxes incurred in connection with the exercise of the warrant or taxes in respect of any transfer occurring contemporaneously therewith).

The shares of common stock issuable upon the exercise of the warrants will be listed on the NYSE Amex under the symbol “MBR.”

Right as a Stockholder

The warrantholders will have no rights or privileges of holders of our common stock, including any voting rights or rights to dividend payments, until (and then only to the extent) the warrants have been exercised.

Adjustments to the Warrants

Pursuant to the terms of the warrants, the number of shares of our common stock issuable upon exercise of each warrant, which we refer to as the warrant shares, and the warrant exercise price will be adjusted upon occurrence of certain events as follows.

•	In the case of stock splits, subdivisions, reclassifications or combinations of common stock. If we declare and pay a dividend or make a distribution on our common stock in shares of common stock, subdivide or reclassify the outstanding shares of our common stock into a greater number of shares, or combine or reclassify the outstanding shares of our common stock into a smaller number of shares, the number of warrant shares at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be proportionately adjusted so that the holder of a warrant after such date will be entitled to purchase the number of shares of our common stock that it would have owned or been entitled to receive in respect of the number of warrant shares had such warrant been exercised immediately prior to such date. The exercise price in effect immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be adjusted by multiplying such exercise price by the quotient of (x) the number of warrant shares immediately prior to such adjustment divided by (y) the new number of warrant shares as determined in accordance with the immediately preceding sentence.

•	In the case of cash dividends or other distributions. If we fix a record date for making a distribution to all holders of our common stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding ordinary cash dividends (as defined below), dividends of our common stock and other dividends or distributions referred to in the preceding bullet point), the exercise price in effect prior to such record date will be reduced immediately thereafter to the price determined by multiplying the exercise price in effect immediately prior to the reduction by the quotient of (x) the market price (as defined below) of our common stock on the last trading day preceding the first date on which our common stock trades regular way on the principal national securities exchange on which our common stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the fair market value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of our common stock (such subtracted amount and/or fair market value, the “Per Share Fair Market Value”) divided by (y) such market price on the date specified in clause (x). Any such adjustment will be made successively whenever such a record date is fixed. The number of warrant shares will be increased to the number obtained by multiplying the number of warrant shares deliverable upon exercise of a warrant immediately prior to such adjustment by the quotient of (a) the exercise price in effect immediately prior to the distribution giving rise to this adjustment divided by (b) the new exercise price as determined in accordance with the immediately preceding sentence. In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly cash dividend, the Per Share Fair Market Value would be reduced only by the per share amount of the portion of the cash dividend that would constitute an ordinary cash dividend. If, after the declaration of any such record date, the related distribution is not made, the exercise price and the number of warrant shares then in effect will be readjusted, effective as of the date when our board of directors determines not to make such distribution, to the exercise price and the number of warrant shares that would then be in effect if such record date had not been fixed.

•	In the case of a pro rata repurchase of common stock. A “pro rata repurchase” is defined as any purchase of shares of our common stock by us or an affiliate of ours pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act, or Regulation 14E thereunder, or any other offer available to substantially all holders of our common stock. If we effect a pro rata repurchase of our common stock, then the exercise price will be reduced to the price determined by multiplying the exercise price in effect immediately prior to the effective date (as defined below) of such pro rata repurchase by a fraction of which (A) the numerator will be (i) the product of (x) the number of shares of our common stock outstanding immediately before such pro rata repurchase and (y) the market price of a share of our common stock on the trading day immediately preceding the first public announcement by us or any of our affiliates of the intent to effect such pro rata repurchase, minus (ii) the aggregate purchase price of the pro rata repurchase, and (B) the denominator will be the product of (i) the number of shares of our common stock outstanding immediately prior to such pro rata repurchase minus the number of shares of our common stock so repurchased and (ii) the market price per share of our common stock on the trading day immediately preceding the first public announcement by us or any of our affiliates of the intent to effect such pro rata repurchase. The number of warrant shares will be increased to the number obtained by multiplying the number of warrant shares immediately prior to such adjustment by the quotient of (x) the exercise price in effect immediately prior to the pro rata repurchase giving rise to this adjustment divided by (y) the new exercise price as determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the exercise price or decrease in the number of warrant shares deliverable upon exercise of a warrant will be made pursuant to this adjustment provision. The “effective date” of a pro rata repurchase means (a) the date of acceptance of shares for purchase or exchange by us under any tender offer or exchange offer which is a pro rata repurchase or (b) the date of purchase of any pro rata repurchase that is not a tender offer or an exchange offer.

•	In the case of a merger, consolidation, statutory share exchange or similar transaction that requires the approval of our stockholders (any such transaction, a “business combination”). In the event of any business combination or reclassification of our common stock (other than a reclassification referenced in the first bullet point above), a warrantholder’s right to receive shares of our common stock upon exercise of a warrant will be converted into the right to exercise that warrant to acquire the number of shares of stock or other securities or property (including cash) which our common stock issuable (at the time of such business combination or reclassification) upon exercise of such warrant immediately prior to such business combination or reclassification would have been entitled to receive upon consummation of such business combination or reclassification. In determining the kind and amount of stock, securities or the property receivable upon exercise of a warrant following the consummation of such business combination, if the holders of our common stock have the right to elect the kind or amount of consideration receivable upon consummation of such business combination, then the consideration that a warrantholder will be entitled to receive upon exercise will be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of our common stock that affirmatively make an election (or of all such holders if none make an election). For purposes of determining any amount of warrant shares to be withheld by us as payment of the exercise price from stock, securities or the property that would otherwise be delivered to a warrantholder upon exercise of warrants following any business combination, the amount of such stock, securities or property to be withheld will have a market price equal to the aggregate exercise price as to which such warrants are so exercised, based on the fair market value of such stock, securities or property on the trading day on which such warrants are exercised and notice is delivered to the warrant agent. If any such property is not a security, the market price of such property will be deemed to be its fair market value as determined in good faith by our board of directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by us for this purpose. If making such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion will be done in accordance with customary procedures based on the rate for conversion of such currency into U.S. dollars displayed on the relevant page by Bloomberg L.P. (or any successor or replacement service) on or by 4:00 p.m., New York City time, on such exercise date.

Neither the exercise price nor the number of shares issuable upon exercise of a warrant will be adjusted in the event of a change in the par value of our common stock or a change in our jurisdiction of incorporation. If an adjustment in the exercise price made in accordance with the adjustment provisions above would reduce the exercise price to an amount below the par value of our common stock, then that adjustment will reduce the exercise price to that par value.

The warrant agent will notify the warrantholders of any adjustments. If the warrant agent fails to give such notice, the exercise price and the number of shares issuable upon exercise of the warrants will nevertheless be adjusted.

If more than one adjustment provision applies to a single event, the adjustment provision that produces the largest adjustment with respect to such event will be applied, and no single event will cause an adjustment under more than one adjustment provision so as to result in duplication. All such adjustments will be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. No adjustment in the exercise price or the number of shares issuable upon exercise of a warrant will be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of our common stock, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.01 or 1/10th of a share of our common stock, or more, or on exercise of a warrant if that occurs earlier.

For purposes of these adjustment provisions:

“ordinary cash dividends” means a regular quarterly cash dividend on shares of our common stock out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles in effect from time to time). Ordinary cash dividends will not include any cash dividends paid subsequent to [ • ], 20[ • ] to the extent the aggregate per share dividends paid on our outstanding common stock in any quarter exceed $[ • ], as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“market price” means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices as furnished by two FINRA members selected from time to time by us for that purpose, and will be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required under the warrants, the market price will be deemed to be the fair market value per share of such security as determined in good faith by our board of directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by us for this purpose. If any such security is listed or traded on a non-U.S. market, such fair market value will be determined by reference to the closing price of such security as of the end of the most recently ended business day in such market prior to the date of determination. If making any such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion will be done in accordance with customary procedures based on the rate for conversion of such currency into U.S. dollars displayed on the relevant page by Bloomberg L.P. (or any successor or replacement service) on or by 4:00 p.m., New York City time, on such exercise date. For the purposes of determining the market price of our common stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day will be deemed to commence immediately after the regular scheduled closing time of trading on the Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day will end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the market price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the market price would be determined by reference to such 4:00 p.m. closing price).

Amendment

Any warrants may be amended and the observance of any material term of such warrants may be waived with the consent of a majority of the holders of such warrants; provided, that the consent of each affected warrantholder is necessary for any amendment (i) to increase the exercise price or to decrease the number of shares issuable upon exercise of the warrants (other than pursuant to the terms of the adjustment provisions in the warrant certificate described above), (ii) that would shorten the time period during which the warrants are exercisable or (iii) that would change in a manner adverse to such warrantholder the terms of the adjustment provisions in the warrant certificate described above.

Description of the Warrant Agreement

Under the warrant agreement, Illinois Stock Transfer Co. is appointed as the warrant agent to act on our behalf in connection with the transfer, exchange, redemption, exercise and cancellation of the warrants and required to maintain a registry recording the names and addresses of all registered holders of warrants. The warrant agent will receive a fee in exchange for performing these duties under the warrant agreement and will be indemnified by us for liabilities not involving gross negligence, willful misconduct or bad faith and arising out of its service as warrant agent.

The warrants will initially be issued in the form of one or more global warrants as specified in the warrant agreement. Each global warrant will be deposited upon issuance with, or on behalf of, DTC, and will be registered in the name of DTC or a nominee of DTC, in each case for credit to the account of a direct or indirect participant in DTC. For a description of book-entry procedures and settlement mechanics generally applicable to securities held through DTC participants, see the section entitled “Book-Entry Issuance” below. Owners of a beneficial interest in any global warrant are entitled to receive a warrant in definitive form not held by a depository or the warrant agent only if (i) DTC is unwilling or unable to continue as depository for the global warrant or ceases to be a “clearing agency” under the Exchange Act (and, in each case, no successor depository is appointed within 90 days), (ii) we, in our sole discretion, notify the warrant agent of our election to issued warrants in definitive form under the warrant agreement or (iii) we have been adjudged bankrupt, consented to the filing of bankruptcy proceedings, or filed a petition, answer or consent seeking to reorganize under federal or state law.

Governing Law

The warrants will be governed by New York law.

Book-Entry Issuance

The warrants may be issued as global warrants and deposited with a depositary. The following is a summary of the depositary arrangements applicable to warrants issued in permanent global form and for which DTC will act as depositary (the “global warrants”). The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Each global warrant will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global warrants will not be exchangeable for certificated warrants.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global warrant. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global warrants and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global warrants by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the warrants. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global warrant.

DTC has advised us that upon the issuance of a global warrant and the deposit of that global warrant with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the number of warrants represented by that global warrant to the accounts of DTC participants.

We will make any payments on warrants represented by a global warrant to DTC or its nominee, as the case may be, as the registered owner and holder of the global warrant representing those securities. DTC has advised us that upon receipt of any payment on a global warrant, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that warrant, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global warrant held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

Neither we nor our agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global warrant or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global warrant is exchangeable for certificated warrants registered in the name of a person other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for that global warrant or DTC ceases to be registered under the Exchange Act;

•	we determine in our discretion that the global warrant will be exchangeable for certificated warrants in registered form;

•	we are adjudged bankrupt or insolvent, make an assignment for the benefit of our creditors or upon certain similar events.

Any global warrant that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated warrants in registered form. The registrar will register the certificated warrants in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global warrant.

Except as provided above, as an owner of a beneficial interest in a global warrant, you will not be entitled to receive physical delivery of warrants in certificated form and will not be considered a holder of warrants for any purpose. No global warrant will be exchangeable except for another global warrant of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global warrant.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global warrant desires to take any action that a holder is entitled to take under the terms of the warrants, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

Global Clearance and Settlement Procedures

Initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in global warrants among DTC participants, DTC is under no obligation to perform those procedures and those procedures may be discontinued at any time.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page 7.

The Subscription Rights

General

We are distributing to you, at no charge, as of the close of business on [ • ], 2010, the record date, subscription rights to purchase one Unit, which consists of one share of our common stock and a warrant to purchase one share of our common stock. You will receive one subscription right for every share of common stock you own at the close of business on the record date. Each right carries with it a basic subscription right and an over-subscription right.

If you wish to exercise your subscription rights, you must do so before 5:00 p.m., New York City time, on [ • ], 2010, unless we extend this rights offering. After the expiration of this rights offering, the subscription rights will expire and will no longer be available.

The subscription rights will be evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic certificates issued through the facilities of DTC.

Over-Subscription Right

General.  In addition to your basic subscription right, you may subscribe for additional Units upon delivery of the required documents and payment of the subscription price of $[ • ] per Unit, before the expiration of the rights offering. You may only exercise your over-subscription right if you exercised your basic subscription right in full and other holders of subscription rights do not exercise their basic subscription rights in full. No subscriber can own, as a result of the exercise of its over-subscription right, a number of shares and warrants to acquire shares which would result in such subscriber owning, as of the consummation of the rights offering, in excess of 9.9% of our common stock, on a fully-diluted basis.

Pro Rata Allocation.  If there are not enough available Units to satisfy all subscriptions made under the over-subscription right, we will allocate the remaining Units pro rata among those over-subscribing rights holders. “Pro rata” means in proportion to the number of Units that all subscription rights holders who have fully exercised their basic subscription rights have requested to purchase pursuant to the over-subscription right.

Full Exercise of Basic Subscription Right.  You may exercise your over-subscription right only if you exercise your basic subscription right in full. To determine if you have fully exercised your basic subscription right, we will consider only the basic subscription right held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription right with respect to your individually owned subscription rights. You do not have to subscribe for any Units under the basic subscription right owned collectively with your spouse to exercise your individual over-subscription right. When you complete the portion of your subscription rights certificate to exercise your over-subscription right, you will be representing and certifying that you have fully exercised your subscription rights as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription right at the same time you exercise your basic subscription right in full.

Return of Excess Payment.  If you exercised your over-subscription right and are allocated less than all of the Units for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after the expiration date of the rights offering.

Subscription Price

The subscription price under the subscription rights is $[ • ] per Unit. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition or any other established criteria for value. No change will be made to the subscription price by reason of changes in the trading price of our common stock or other factors prior to the expiration of this rights offering.

Determination of Subscription Price

Our board of directors unanimously set the terms and conditions of this rights offering, including the subscription price, the number of Units to be offered, the exercise price of the warrants, the offering period and prohibitions on transferability. The board of directors determined that the subscription price should, among other things, be designed to provide a reasonable price to our current stockholders to exercise their subscription rights and our board of directors concluded that the subscription price is a reasonable price. The board of directors considered many factors, including the amount of proceeds desired, the market price of our common stock historically and during the last 30 days, the volatility of the market price of our common stock, general conditions in the securities markets, our recent operating results, our financial condition, general conditions in the financial services industry, alternatives available to us for raising equity capital and the liquidity of our common stock and the fact that we are providing subscribers with an additional benefit in the form of warrants. Ultimately the subscription price will likely be set to equal 90% of the volume weighted average price of our common stock during the 30 trading days preceding the announcement of this rights offering. In addition, the board of directors engaged McClendon, Morrison & Partners, Inc. to advise them with respect to whether the rights offering was a reasonable means, from a financial point of view, of raising capital to address the capital and liquidity needs of us and our subsidiary banks.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time this rights offering was approved by our board of directors during the rights offering period. You should not consider the subscription price as an indication of the value of our company or our common stock. We cannot assure you that you will be able to sell shares of our common stock purchased in this rights offering at a price equal to or greater than the subscription price. On [ • ], 2010, the closing sale price of our common stock on the NYSE Amex was $[ • ] per share. In addition, there is currently no market for our warrants and, unless you choose to exercise the warrants for shares of common stock, you may not be able to re-sell such warrants.

The board of directors agreed to pay McClendon, Morrison & Partners, Inc. a fee equal to 2% of the gross proceeds from the exercise of rights in this rights offering, subject to certain exceptions (including with respect to any proceeds from rights exercised by R. Dean Phillips or his related entities or affiliates), upon completion of this rights offering, and up to $75,000 in expenses. No portion of the fee was contingent upon approval or completion of the rights offering. We have further agreed to indemnify McClendon, Morrison & Partners, Inc. and certain other parties affiliated or associated with McClendon, Morrison & Partners, Inc. against certain claims, liabilities and expenses related to or arising in connection with the rendering by McClendon, Morrison & Partners, Inc. of its services as described above.

Expiration Time

The subscription rights will expire at 5:00 p.m., New York City time, on [ • ], 2010, unless we decide to extend this rights offering. If you do not validly exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue Units to you if the subscription agent receives your subscription rights certificate or your payment after that time, regardless of when you sent the subscription rights certificate and payment, unless you send them in compliance with the guaranteed delivery procedures described below.

Minimum Subscriptions

We are not requiring minimum subscriptions to complete the rights offering.

Cancellation and Amendment of Rights Offering

We may cancel this rights offering in our sole discretion at any time prior to the acceptance of any subscriptions for any reason, including as a result of a change in the market price of our common stock, or if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. If we cancel the rights offering, in whole or in part, all affected subscription rights will expire without value. If we cancel this rights offering, any funds you paid will be refunded, without interest or deduction.

We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date of this rights offering will not, in and of itself, be a material amendment for these purposes.

Acceptance of Subscriptions

We may, in our discretion, accept from time to time subscriptions relating to basic subscription rights when received rather than at the expiration of the rights offering period. If so accepted, funds relating thereto will not be held by the subscription agent but will be released to us. If we later cancel or terminate the rights offering, all subscriptions whether or not then accepted will be returned to subscribers without interest or deduction. Over-subscription rights will be accepted, if then available, only at the expiration of the rights offering period.

Non-Transferability of Subscription Rights

Except in the limited circumstances described below, only you may exercise your subscription rights, and you may not sell, give away or otherwise transfer your subscription rights.

You may, however, transfer your subscription rights to any of your affiliates. As used in this rights offering for this purpose, an affiliate means any person (including a partnership, corporation or other legal entity, such as a trust or estate) which controls, is controlled by or is under common control with you. Your subscription rights also may be transferred by operation of law. For example, a transfer of subscription rights to your estate upon your death would be permitted. If your subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by the subscription agent prior to the expiration time of this rights offering.

Exercise of Subscription Rights

You may exercise your subscription rights by delivering to the subscription agent on or prior to the expiration time:

•	a properly completed and duly executed subscription rights certificate;

•	any required signature guarantees or other supplemental documentation; and

•	payment in full of $[ • ] per Unit subscribed for pursuant to your basic subscription rights and, if you so choose, pursuant to your over-subscription right.

You should deliver your subscription rights certificate and payment to the subscription agent at the address set forth in this section under the heading “Subscription Agent.” We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

You bear all risk for the method of delivery of subscription rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the subscription rights certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

We reserve the right to reject any exercise of subscription rights if the exercise does not fully comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful.

Method of Payment

Payment for the shares of our common stock subscribed for must be made by personal check payable to “Illinois Stock Transfer Co. acting as Subscription Agent for Mercantile Bancorp, Inc.”, or wire transfer of immediately available funds to account maintained by the subscription agent. Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt and clearance of a personal check or wire transfer. Please note that funds paid by personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of a personal check, we urge you to make payment sufficiently in advance of the expiration time to ensure that the subscription agent receives cleared funds before that time.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your rights to the subscription agent before the expiration time, you may exercise your subscription rights by complying with the following guaranteed delivery procedures:

•	provide your payment in full of the subscription price for each Unit being subscribed for pursuant to the basic subscription rights and the over-subscription right to the subscription agent before the expiration time;

•	deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

•	deliver the properly completed subscription rights certificate evidencing the subscription rights being exercised, with any required signatures medallion guaranteed, to the subscription agent, within three business days after the date on which this rights offering expired.

Your notice of guaranteed delivery must be substantially in the form provided to you with your subscription rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature medallion guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificate, the number of shares of our common stock you are subscribing for pursuant to your basic subscription right and pursuant to your over-subscription right; and

•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date on which this rights offering expired.

You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the subscription rights certificate at the addresses set forth in the section “— Subscription Agent.”

Eligible institutions may also transmit the notice of guaranteed delivery to the subscription agent by facsimile transmission to (312) 427-2879. To confirm facsimile deliveries, you may call (800) 757-5755.

The subscription agent will send you additional copies of the form of notice of guaranteed delivery if you need them. You may call the subscription agent at (800) 757-5755.

Signature Guarantees

Signatures on the subscription rights certificate do not need to be guaranteed if either the subscription rights certificate provides that the Units to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription rights certificate is submitted for the account of a member firm of a registered national securities exchange or a member of FINRA, or a commercial bank or trust company having an office or correspondent in the United States. Signatures on all other subscription rights certificates must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Rights of Subscribers

Your exercise of subscription rights in this rights offering will give you no additional rights as a stockholder or warrantholder until the shares of our common stock and warrants you have subscribed for in this rights offering are issued to you.

No Revocation of Exercised Subscription Rights

Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the subscription period has not yet ended or we extend the subscription period, and you later learn information about us that you consider to be unfavorable or the market price of our common stock is below the $[ • ] per Unit purchase price. However, if we make an amendment to this rights offering that we believe to be material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date of this rights offering will not, in and of itself, be a material amendment for these purposes. You should not exercise your subscription rights unless you are certain that you wish to purchase Units at a price of $[ • ] per Unit.

Issuance of Units

Unless we earlier terminate this rights offering, the shares of common stock and warrants comprising the Units purchased in this rights offering will be issued as soon as practicable following the expiration of this rights offering to those rights holders who have timely and properly completed, signed and delivered a subscription rights certificate together with payment of the subscription price for each Unit subscribed for. If we accept subscriptions relating to basic subscription rights prior to the termination or expiration of the offering, we will also issue the shares of common stock and warrants comprising the Units as soon as practicable following such acceptance. We will accept over-subscription payments only following the expiration of the rights offering.

Your payment of the aggregate subscription price for Units subscribed for will be retained by the subscription agent and will not be delivered to us unless and until your subscription is accepted and you are issued your shares of our common stock and warrants. You will not be paid any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a stockholder of the company with respect to the shares of our common stock subscribed for in this rights offering until the certificates representing such shares are issued to you (either in physical form or electronically through the facilities of DTC). You will be deemed the owner of the shares of our common stock you purchased pursuant to your exercise of subscription rights upon the issuance of the certificates representing the shares. Unless otherwise instructed in the subscription rights certificate, the shares issued to you pursuant to your exercise of subscription rights will be registered in your name or the name of your nominee, if applicable. We will not issue any fractional shares of our common stock.

Shares Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of our common stock for the account of others as a nominee holder, you should promptly notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificate and submit it, together with any other required documentation and payment in full for the Units subscribed for, to the subscription agent.

If you are a beneficial owner of our common stock held by a nominee holder, such as a broker, dealer or bank, we will ask your broker, dealer, bank or other nominee to notify you of this rights offering. If you wish to purchase Units in this rights offering, you should promptly contact the nominee holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

If you do not specify the number of Units being subscribed for on your subscription rights certificate with respect to your basic subscription right or your over-subscription right, or if your payment is not sufficient to pay the total purchase price for all of the Units that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of Units that could be subscribed for with the payment that the subscription agent receives from you. If the aggregate subscription price paid by you exceeds the amount necessary to purchase the number of Units which you have indicated an intention to purchase, then you will be deemed to have exercised your basic subscription rights or over-subscription rights, as the case may be, in full to the extent of the payment tendered to purchase that number of Units equal to the quotient obtained by dividing the payment tendered by the subscription price. Any remaining amount shall be returned to you by mail, without interest or deduction, as soon as practicable after the expiration of this rights offering and after all prorations and adjustments contemplated by the terms of this rights offering have been effected.

Our Determinations will be Binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in any exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived by us or cured within such time as we determine in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription rights certificate or incur any liability for failure to give you that notice.

Shares of our Common Stock Issued and Outstanding after this Rights Offering

As of July [ • ], 2010, we had issued and outstanding 8,703,330 shares of our common stock. Assuming we issue all of the Units offered in this rights offering, 17,406,660 shares of our common stock will be issued and outstanding after this rights offering. This would represent an increase of 100% in the number of issued and outstanding shares of our common stock. In addition, if we issue all of the Units offered in this rights offering, we will issue warrants to acquire 8,703,330 shares of our common stock. If you do not fully exercise your subscription rights but others do, the percentage of our common stock that you hold will decrease.

No Fractional Shares

We will not issue fractional shares. Fractional shares of common stock resulting from the exercise of the subscription rights will be eliminated by rounding up to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights, and neither we, the subscription agent nor the information agent will pay those expenses.

Subscription Agent

We have appointed Illinois Stock Transfer Co. as subscription agent for this rights offering.

You can contact the subscription agent by mail or overnight courier at Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606.

You should deliver your subscription rights certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and certain expenses of the subscription agent, which we estimate will total approximately $[ • ]. Under certain circumstances, we may indemnify the subscription agent from certain liabilities that may arise in connection with this rights offering.

No Recommendations

Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Important

DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION RIGHTS CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME.

Subscription Agent If You Have Questions

Illinois Stock Transfer Co. will act as the subscription agent in connection with this rights offering. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $[ • ] plus reimbursement for all reasonable out-of-pocket expenses related to this offering. The subscription agent does not make any recommendations as to whether or not you should exercise your subscription rights. We have also agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with this offering.

Completed subscription rights certificates must be sent with full payment of the subscription price for all shares subscribed for through the exercise of the subscription right to the subscription agent by one of the methods described below.

We will accept only properly completed and duly executed subscription rights certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of this offering. In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Rights Certificate Delivery Method	Address/Number

By Mail	209 West Jackson Boulevard, Suite 903 Chicago, Illinois 60606 (800) 757-5755
By Hand/Overnight Carrier	209 West Jackson Boulevard, Suite 903 Chicago, Illinois 60606 (800) 757-5755

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the material federal income tax consequences to you as a U.S. stockholder of Mercantile Bancorp, Inc. and to us as a result of the receipt, lapse or exercise of the subscription rights distributed to you in this rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, this discussion does not address certain types of investors, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of our common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. stockholder.

For purposes of this discussion, a U.S. stockholder is a holder of our common stock that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, partnership or other entity created in, or organized under the laws of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust that either:

•	the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust; or

•	was in existence on August 20, 1996, was treated as a U.S. person on the previous day and elected to continue to be so treated.

This summary is based on the Code, the Treasury Regulations promulgated thereunder, judicial authority and current administrative rules and practice, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed herein, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. We have not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the federal income tax consequences discussed below. This discussion assumes that the shares of our common stock you currently own and the subscription rights, shares of our common stock and warrants issued to you in this rights offering constitute capital assets within the meaning of Section 1221 of the Code.

Receipt and exercise of the subscription rights distributed in this rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, this rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

Taxation of Stockholders

Receipt of subscription rights.  You will not recognize any gain or other income upon your receipt of subscription rights in respect of your shares of our common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of the subscription rights you receive as a distribution with respect to your shares of our common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value (on the date of issuance of the rights) of the shares of our common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your shares of our common stock to the subscription rights, then upon exercise of the subscription rights, your basis in your shares of our common stock will be allocated between your shares of our common stock and your subscription rights in proportion to the fair market value of each on the date the subscription rights are issued. In addition, your holding period for a subscription right will include your holding period for the shares of our common stock with respect to which the subscription right is issued.

Expiration of subscription rights.  You should generally not recognize any loss upon the expiration of the subscription rights, as no basis will generally be allocated to such subscription rights, as described above. If basis is allocated to the subscription rights, if the subscription rights expire without exercise, and if you have previously disposed of the common stock with respect to which the subscription rights were received, you should consult your tax advisor regarding the ability to recognize a loss on the expiration of the subscription rights.

Exercise of subscription rights.  You generally will not recognize a gain or loss upon the exercise of a subscription right. The tax basis of any share of our common stock that you purchase upon exercise of the subscription rights will be equal to the portion of the basis of the subscription right, if any, as described above, allocated to right to purchase the share, plus the portion of the subscription price allocated to the common stock. The tax basis of any warrant that you purchase upon exercise of the subscription rights will be equal to the portion of the basis of the subscription right, if any, as described above, allocated to the right to purchase the warrant, plus the portion of the subscription price allocated to the warrant. The portion of the subscription price allocated to the share of common stock and the portion of the subscription price allocated to the warrant will be determined for this purpose by allocating the subscription price for each Unit between the share of common stock and the warrant in proportion to their respective fair market values on the date the subscription rights are exercised. The holding period of the shares of our common stock and warrants purchased in this rights offering will begin on the date that you exercise your subscription rights.

Taxation of the Company

We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights or the receipt of payment for shares of our common stock and warrants upon exercise of the subscription rights.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

PLAN OF DISTRIBUTION

On or about the date hereof, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus to individuals who owned shares of common stock of record as of 5:00 p.m., New York City time, on [ • ], 2010, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares of our common stock, to the subscription agent, Illinois Stock Transfer Co. See “The Rights Offering — Exercise of Subscription Rights.” If you have any questions, you should contact the subscription agent at (800) 757-5755.

We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the rights offering. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the combined rights and supplemental offerings will be approximately $[ • ].

Our board of directors agreed to pay McClendon, Morrison & Partners, Inc. a fee equal to 2% of the gross proceeds from the exercise of rights in this rights offering, subject to certain exceptions (including with respect to any proceeds from rights exercised by R. Dean Phillips or his related entities or affiliates), upon completion of this rights offering, and up to $75,000 in expenses. We have further agreed to indemnify McClendon, Morrison & Partners, Inc. and certain other parties affiliated or associated with McClendon, Morrison & Partners, Inc. against certain claims, liabilities and expenses related to or arising in connection with the rendering by McClendon, Morrison & Partners, Inc. of its services as described above.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schmiedeskamp, Robertson, Neu & Mitchell LLP.

EXPERTS

The audited consolidated financial statements of Mercantile Bancorp, Inc. incorporated in this prospectus by reference from the company’s Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by BKD LLP, an independent registered public accounting firm, as stated in their report dated April 7, 2010, which is incorporated by reference. Such audited consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

This prospectus is only part of a Registration Statement on Form S-1 that we have filed with the SEC under the Securities Act with respect to the subscription rights, shares of common stock and warrants comprising the subscription rights, and shares of common stock underlying the warrants to be sold in this offering. This prospectus does not contain all the information included in the Registration Statement. For further information about us and the securities to be sold in this offering, please refer to the Registration Statements including its exhibits.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed on April 7, 2010, as amended by the Form 10-K/A filed on April 30, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, as filed on May 17, 2010;

•	Our definitive Proxy Statement used in connection with the Annual Meeting of Stockholder held on May 24, 2010, as filed on May 7, 2010; and

•	Our Current Reports on Form 8-K, as filed on February 22, 2010, March 1, 2010, April 6, 2010, May 12, 2010, May 24, 2010 and May 27, 2010.

You should rely only on the information contained in this prospectus or that information to which this prospectus has referred you by reference. We have not authorized anyone to provide you with any additional information.

These documents may also be accessed through our website at www.mercbanx.com or as described under “Where You Can Find More Information.” The information and other content contained on or linked from our website are not part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus but not delivered with this prospectus. Any request may be made by writing or calling us at the following address or telephone number: Mercantile Bancorp, Inc., 200 North 33rd Street, Quincy, Illinois 62301, Attention: Corporate Secretary, (217) 223-7300.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

Registration Fee	$3,446
Printing and Engraving Expenses	22,000
Transfer Agent Fees	2,000
Legal Fees and Expenses	150,000
Accounting Expenses	30,000
NYSE Amex Listing Fee	45,000
Miscellaneous	10,000
Total	$262,446

*	Other than the Registration Fee, all expenses are estimated

ITEM 14.	Indemnification of Directors and Officers

The company’s Certificate of Incorporation provides that, to the fullest extent permitted by Section 145 of the Delaware Corporation Law, the company shall indemnify all directors, officers, employees, and agents and persons serving at the request of the company in any such capacity for another corporation or business against all expenses and liabilities as to actions in their official capacities and as to actions in all other capacities while holding such offices. Such indemnification shall continue to apply to former directors, officers, employees and agents and shall inure to the benefit of all indemnified persons’ heirs, executors and administrators. The indemnification rights under the Certificate are in addition to and not exclusive of any other rights of indemnification to which a person may be entitled.

In addition, the Certificate provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended in the future to authorize broader elimination or limitation of liability for a director, then in addition to the foregoing elimination of liability, upon the effective date of such amendment the liability of a director shall without further act also be eliminated and limited to such broader extent to the fullest extent not prohibited by the Delaware General Corporation Law, as amended. The foregoing provisions shall be deemed to be a contract with each director of the company who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on these provisions. No repeal or amendment of the company’s Certificate of Incorporation shall adversely affect any right or any elimination or limitation of liability of a director existing at the time of the repeal or amendment.

The company’s Bylaws provide the company shall indemnify any person who is a party to an action (including actions by or in the right of the company) by reason of the fact the person is or was a director or officer of the company or serving at the request of the company as a director or officer of another entity, against all expenses, judgments and other amount incurred if the person acted in good faith and in a manner he or she reasonably believed to be in the best interest of the company and, with respect to any criminal action, had no reasonable basis to believe his or her conduct was unlawful. However, with respect to an action by or in the right of the company, no indemnification shall be made with respect to any matter in which the person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the company unless and only to the extent the court determines that, despite the adjudication, the person is reasonably entitled to indemnification. Whether a person is entitled to such indemnification is generally determined by the board of directors. Such indemnification rights are not exclusive, and the company may provide further indemnification rights to directors, officers, employees and agents of the company or such persons acting in those capacities for another entity at the request of the company.

The company maintains a director and officer liability insurance policy providing for the insurance on behalf of any person who is or was a director or officer of the company or a subsidiary for any claim made during the policy period against the person in any such capacity or arising out of the person’s status as such. The insurer’s limit of liability under the policy is $15 million for each insured loss and $15 million in the aggregate for all insured losses for the policy period with each policy period being one year with each anniversary date occurring on July 15 of the subsequent year.

The policy contains various reporting requirements and exclusions, and the company is responsible for a $50,000 deductible. Among the various standard industry exclusions from coverage, the insurer shall not be liable for loss on account of any claim brought or maintained by any individual or entity directly or beneficially owning ten percent (10%) or more of the outstanding securities or voting rights representing the present right to vote for election of directors of the parent organization.

The term of the current policy extends from July 15, 2007 through July 15, 2010. Therefore, while the limits for coverage are measured by one-year policy periods, the coverage is in place for the full three-year term. The company is in the process of obtaining director and officer liability insurance coverage for the period following July 15, 2010, when the current policy expires. We anticipate the future coverage will be comparable in scope and dollar limits to the coverage of the present policy.

ITEM 15.	Recent Sales of Unregistered Securities

The company has sold no securities within the past three years which were not registered under the Securities Act of 1933, as amended.

ITEM 16.	Exhibits and Financial Statement Schedules

The exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or incorporated herein by reference to other filings.

ITEM 17.	Undertakings

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Quincy, State of Illinois, on July 12, 2010.
Mercantile Bancorp, Inc.

By:	/s/ Ted T. Awerkamp
Name: Ted T. Awerkamp
Title: President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Mercantile Bancorp, Inc. hereby appoint each of Ted T. Awerkamp and Michael P. McGrath, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-1 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ted T. Awerkamp Ted T. Awerkamp	President and Chief Executive Officer (principal executive officer); Director	July 12, 2010
/s/ Michael P. McGrath Michael P. McGrath	Executive Vice President, Treasurer, Secretary and Chief Financial Officer (principal financial officer/principal accounting officer)	July 12, 2010
/s/ Michael J. Foster Michael J. Foster	Director	July 12, 2010
/s/ William G. Keller, Jr. William G. Keller, Jr.	Director	July 12, 2010
/s/ Dennis M. Prock Dennis M. Prock	Director	July 12, 2010
/s/ James W. Tracy James W. Tracy	Director	July 12, 2010
/s/ Julie A. Brink Julie A. Brink	Director	July 12, 2010
/s/ Alexander J. House Alexander J. House	Director	July 12, 2010
/s/ John R. Spake John R. Spake	Director	July 12, 2010
/s/ Lee R. Keith Lee R. Keith	Director	July 12, 2010

Exhibit Index

Exhibit
Number		Description of Exhibit

1	.1#	Form of Dealer-Manager Agreement.
3.1		Certificate of Incorporation of Mercantile Bancorp, Inc., as amended, incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10 dated May 12, 2004 (File No. 000-50757) (the “Form 10”).
3.2		Certificate of Amendment to the Certificate of Incorporation of Mercantile Bancorp, Inc., incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”).
3	.3*	Certificate of Amendment to the Certificate of Incorporation of Mercantile Bancorp, Inc.
3.4		Bylaws of Mercantile Bancorp, Inc., as amended, incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended June 30, 2009.
4	.1#	Form of Subscription Right Certificate
4	.2#	Form of Warrant
5*		Opinion of Schmiedeskamp, Robertson, Neu & Mitchell LLP regarding legality of securities.
8#		Opinion of DLA Piper LLP (US) regarding tax matters.
10	.1†	Executive Employee Salary Continuation Agreement dated December 8, 1994 between Mercantile Trust & Savings Bank and Dan S. Dugan, incorporated by reference to Exhibit 10.3 to the Form 10.
10	.2†	Amendment to Dugan Executive Employee Salary Continuation Agreement dated April 26, 2004, incorporated by reference to Exhibit 10.4 to the Form 10.
10	.3†	Second Amendment to Dugan Executive Employee Salary Continuation Agreement dated December 29, 2006, incorporated by reference to Exhibit 10.1 to the Form 8-K filed January 5, 2007.
10	.4†	Executive Employee Salary Continuation Agreement, as amended and restated effective January 1, 2009 between Mercantile Bank and Ted T. Awerkamp, incorporated by reference to Exhibit 10.4 to the 2008 Form 10-K.
10	.5†	Employment Agreement dated January 1, 2008, between the Company and Ted T. Awerkamp, incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”).
10	.6†	Amendment to Employment Agreement dated July 15, 2008, between the Company and Ted T. Awerkamp, incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended September 30, 2008 (the “2008 Third Quarter Form 10-Q”).
10	.7†	Employment Agreement dated January 1, 2008, between the Company and Michael P. McGrath, incorporated by reference to Exhibit 10.9 to the 2007 Form 10-K.
10	.8†	Amendment to Employment Agreement dated July 15, 2008, between the Company and Michael P. McGrath, incorporated by reference to Exhibit 10.2 to the 2008 Third Quarter Form 10-Q.
10	.9†	Employment Agreement dated January 1, 2008, between the Company and Daniel J. Cook, incorporated by reference to Exhibit 10.10 to the 2007 Form 10-K.
10	.10†	Amendment to Employment Agreement dated July 15, 2008, between the Company and Daniel J. Cook, incorporated by reference to Exhibit 10.3 to the 2008 Third Quarter Form 10-Q.
10.11		Mercantile Bancorp, Inc. Profit Sharing Plan and Trust, incorporated by reference to Exhibit 10.7 to the Form 10.
10.12		401(k) Plan Adoption Agreement, incorporated by reference to Exhibit 10.8 to the Form 10.
10.13		Amendment to the Profit Sharing Plan and Trust, incorporated by reference to Exhibit 10.9 to the Form 10.
10.14		Consulting Agreement dated March 2, 2007 between Mercantile Bancorp, Inc. and Dan S. Dugan, incorporated by reference to Exhibit 10.1 to the Form 8-K filed March 7, 2007.
10.15		Consulting Agreement dated January 15, 2008 between Mercantile Bancorp, Inc. and Dan S. Dugan, incorporated by reference to Exhibit 10.16 to the 2007 Form 10-K.
10.16		Consulting Agreement dated March 1, 2009 between Mercantile Bancorp, Inc. and Dan S. Dugan, incorporated by reference to Exhibit 10.16 to the 2008 Form 10-K.
10.17		Third Amended and Restated Term Loan Agreement dated November 10, 2006 by and between Mercantile Bancorp, Inc., Borrower, and U.S. Bank National Association, formerly known as Firstar Bank, N.A., Lender, incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended September 30, 2006 (the “2006 Third Quarter Form 10-Q”).

Exhibit
Number	Description of Exhibit

10.18	First Amendment to Third Amended and Restated Loan Agreement between Mercantile Bancorp, Inc. and U.S. Bank National Association, dated March 20, 2007, incorporated by reference to Exhibit 10.1 to Form 8-K filed March 24, 2007.
10.19	Second Amendment to Third Amended and Restated Loan Agreement between Mercantile Bancorp, Inc. and U.S. Bank National Association, dated as of June 30, 2007, incorporated by reference to Exhibit 10.1 to Form 8-K filed July 19, 2007.
10.20	Third Amendment to Third Amended and Restated Loan Agreement between Mercantile Bancorp, Inc. and U.S. Bank National Association, dated September 7, 2007, incorporated by reference to Exhibit 10.1 to Form 8-K filed September 12, 2007.
10.21	Assignment Agreement among U.S. Bank National Association, Great River Bancshares, Inc. and Mercantile Bancorp, Inc., dated December 23, 2008, incorporated by reference to Exhibit 10.21 to the 2008 Form 10-K.
10.22	Secured Demand Promissory Note made by Mercantile Bancorp, Inc. to Great River Bancshares, Inc., dated December 31, 2008, incorporated by reference to Exhibit 10.22 to the 2008 Form 10-K.
10.23	Secured Demand Promissory Note made by Mercantile Bancorp, Inc. to Great River Bancshares, Inc., dated February 5, 2009, incorporated by reference to Exhibit 10.23 to the 2008 Form 10-K.
10.24	Fourth Amended and Restated Loan Agreement by and between Mercantile Bancorp, Inc. and Great River Bancshares, Inc., dated April 30, 2009, incorporated by reference to Exhibit 99.1 to Form 8-K filed May 6, 2009.
10.25	Waiver and Agreement by and between Mercantile Bancorp, Inc., and Great River Bancshares, Inc., dated March 13, 2009, regarding certain loan covenants of the Company, incorporated by reference to Exhibit 10.24 to the 2008 Form 10-K.
10.26	First Amendment to Waiver and Agreement by and between Mercantile Bancorp, Inc. and Great River Bancshares, Inc., dated March 13, 2009, incorporated by reference to Exhibit 99.2 to Form 8-K filed May 6, 2009.
10.27	Fourth Amended and Restated Loan Agreement Waiver and Amendment dated August 10, 2009, incorporated by reference to Exhibit 10.5 to the Form 10-Q for the quarter ended June 30, 2009 (the “2009 Second Quarter 10-Q”).
10.28	Stock Purchase Agreement dated as of November 22, 2009 by and between Mercantile Bancorp, Inc. and United Community Bancorp, Inc., incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 25, 2009 (the “November 2009 Form 8-K”).
10.29	Second Waiver and Amendment dated November 21, 2009 by and between Mercantile Bancorp, Inc. and Great River Bancshares, Inc., incorporated by reference to Exhibit 10.3 to the November 2009 Form 8-K.
10.30	Exchange Agreement dated as of November 21, 2009 by and between Mercantile Bancorp, Inc. and R. Dean Phillips, incorporated by reference to Exhibit 10.2 to the November 2009 Form 8-K.
10.31	Construction Agreement dated August 24, 2006 by and between Mercantile Trust & Savings Bank, Owner, and Clayco, Inc., Contractor, incorporated by reference to Exhibit 10.2 to the 2006 Third Quarter Form 10-Q.
10.32	General Conditions of the Contract for Construction by and between Mercantile Trust & Savings Bank, Owner, and Clayco, Inc., Contractor, incorporated by reference to Exhibit 10.3 to the 2006 Third Quarter Form 10-Q.
10.33	Indenture dated August 25, 2005 between Mercantile Bancorp, Inc. and Wilmington Trust Company, as trustee, incorporated by reference to Exhibit 10.1 to the 2009 Second Quarter Form 10-Q.
10.34	Junior Subordinated Indenture dated July 13, 2006 between Mercantile Bancorp, Inc. and Wilmington Trust Company, as trustee, incorporated by reference to Exhibit 10.2 to the 2009 Second Quarter Form 10-Q.
10.35	Indenture dated July 13, 2006 (Fixed/Floating Rate Junior Subordinated Debt Securities Due 2036) between Mercantile Bancorp, Inc. and Wilmington Trust Company, as trustee, incorporated by reference to Exhibit 10.3 to the 2009 Second Quarter Form 10-Q.
10.36	Junior Subordinated Indenture dated August 30, 2007 between Mercantile Bancorp, Inc. and Wilmington Trust Company, as trustee, incorporated by reference to Exhibit 10.4 to the 2009 Second Quarter Form 10-Q.

Exhibit
Number		Description of Exhibit

10	.37†	Mercantile Bancorp, Inc. Company and Bank Executive and Senior Officer Incentive Compensation Plan December 2006, amended and restated as of January 1, 2010, incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 10-K”).
21		Subsidiaries of registrant, incorporated by reference to Exhibit 21 to the 2009 10-K
23	.1*	Consent of BKD LLP
23	.2*	Consent of Schmiedeskamp, Robertson, Neu & Mitchell LLP (included in Exhibit 5)
24		Power of Attorney (included on page II-3)
99	.1*	Form of Instructions for Use of Subscription Rights Certificate
99	.2*	Notice of Guaranteed Delivery for Subscription Rights Certificate
99	.3*	Form of Letter to Stockholders
99	.4*	Form of Letter to Dealers, Banks, Trust Companies and Other Nominees
99	.5*	Form of Letter to Clients
99	.6*	Form of Nominee Holder Certification
99	.7*	Beneficial Owner Election Form

#	To be filed as an exhibit to a current or periodic report that the registrant files and incorporates by reference or by post-effective amendment.

*	Filed herewith.

†	Management contract or compensatory plan or arrangement.